Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made and entered into as of August 25, 2004, by and among Low Carb Creations, Inc., a Washington corporation (the “Company”), Cascade Sled Dog Adventures, Inc., a Nevada corporation (“Parent”), Cascade LCC Merger Sub, Inc., a Washington corporation and a newly-formed, wholly owned subsidiary of Parent (“Merger Sub”), Sunset Brands, Inc., a Nevada corporation (“Sunset”), and the shareholders of the Company set forth on the signature page of this Agreement (the “Shareholders”; and collectively with the Company, Parent, Merger Sub, and Sunset, the “Parties”), with reference to the following facts:

RECITALS

A.            WHEREAS, Company is a privately held Washington corporation engaged in the business of developing and marketing low-carbohydrate food and beverage products, and Parent is a Nevada corporation not currently engaged in any active business;

B.            WHEREAS, the Company has previously entered into a letter of intent (the “Letter of Intent”), dated as of March 2, 2004, with Sunset, pursuant to which the Company has agreed to be acquired by a publicly traded corporation to be designated by Sunset;

C.            WHEREAS, Sunset, Parent and Cascade Sled Dog Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Parent/Sunset Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of August 25, 2004 (the “Sunset Merger Agreement”), pursuant to which Parent has agreed to acquire Sunset in a merger transaction (the “Sunset Merger”) pursuant to which Sunset would become a wholly-owned subsidiary of Parent and the securityholders of Sunset would become securityholders of Parent.

D.            WHEREAS, pursuant to the terms of a Confidential Term Sheet, dated on or about August 6, 2004 (together with the supplement thereto dated on or about August 23, 2004, the “Term Sheet”), Sunset is offering up to $6,300,000 in Units (the “Units”), each Unit having a purchase price of $900 and consisting of 1,000 shares of Series A Redeemable Convertible Preferred Stock (“Sunset Preferred Stock”) and warrants (collectively, the “Term Sheet Warrants”) to purchase an aggregate of 1,000 shares of Common Stock, $0.0001 par value, of the Company (“Sunset Common Stock”) at the following exercise prices: (i) 500 shares at an exercise price of $1.08 per share, (ii) 250 shares at an exercise price of $1.20 per share, and (iii) 250 shares at an exercise price of $1.32 per share (subject to adjustment in certain circumstances)

E.             WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Sub have each determined that it is advisable and in the best interests of their respective stockholders that the Parent acquire the Company pursuant to the terms and conditions of this Agreement, and, in furtherance of such acquisition, such Boards of Directors have approved the merger of the Company with and into Merger Sub (the “Merger”) in accordance with the terms of this Agreement and the applicable provisions of the Nevada Revised Statutes

(the “NRS”) and the Washington Business Corporation Act (collectively, the “Washington Corporation Law” or the “Corporation Law”);

F.             WHEREAS, the Shareholders wish to evidence their acceptance of the terms and conditions of this Agreement and their approval of the Merger and the transactions contemplated by this Agreement as shareholders of the Company under the Washington Corporation Law;

G.            WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall be, and is hereby, adopted as a “plan of reorganization” for purposes of Section 368(a) of the Code;

H.            WHEREAS, pursuant to the terms of the Merger and subject to satisfaction of certain conditions set forth in this Agreement, the outstanding shares of Common Stock, no par value, of the Company (“Company Common Stock”) shall be converted into the right to receive (i) unsecured promissory notes in the aggregate amount of $2,000,000, (ii) an aggregate of up $1 million in cash upon satisfaction of certain post-closing financial performance targets by the Company, and (iii) an aggregate of up to 7,136,736 shares of common stock of Parent, $.001 par value per share (“Parent Common Stock”), subject to cancellation of certain shares owned by Linda Langdon and Cynthia Langdon immediately following the Effective Time in accordance with Section 8.11 hereof;

I.              WHEREAS, the Parties have determined it to be in their best interest for the Parent to issue its Parent Common Stock and securities convertible into Parent Common Stock under the exemption made available pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”); and

J.             WHEREAS, the Parties desire to make certain representations, warranties, covenants, and agreements in connection with, and establish certain conditions precedent to, the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1           The Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3 hereof), the Company shall merge with and into Merger Sub in accordance with the Washington Corporation Law and the NRS, the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving corporation in the Merger.  The Merger Sub, in its capacity as the corporation surviving the Merger, is sometimes referred to herein as the “Surviving Corporation.”  The Surviving Corporation shall possess all the rights, privileges, powers, immunities and franchises, of the Company (sometimes referred to hereinafter as the “Disappearing Corporation”); all property, real, personal and mixed, and all debts due on whatever account, including subscriptions for shares, stock options and warrants, and all choses in action, and all and every interest, of or belonging to or due the Disappearing Corporation shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, vested in the Disappearing Corporation shall not revert or be in any way impaired by reason of the Merger.  The Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the Washington Corporation Law.

1.2           Certificate of Merger.  In order to effectuate the Merger, a certificate of merger (the “Certificate of Merger”) shall be prepared, executed and delivered to the Secretary of State of the State of Washington (the “Washington Secretary”) for filing on the Closing Date, as defined in Section 3.1, in accordance with the Washington Corporation Law.

1.3           Effective Time.  The Merger shall become effective upon the filing of the Certificate of Merger with the Washington Secretary in accordance with the provisions of the Washington Corporation Law.  The date and time of the filing with the Washington Secretary is referred to herein as the “Effective Time.”

1.4           Effect of Merger; Tax-Free Merger.  The Merger shall have the effects provided for in this Agreement, the Certificate of Merger and the applicable provisions of the Washington Corporation Law and the NRS. The Parties intend that the Merger will be treated as a tax-free reorganization under Section 368 of the Code.

1.5           Certificate of Incorporation and Bylaws of Surviving Corporation.

(a)           The Certificate of Incorporation of Merger Sub in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation.

(b)           The Bylaws of Merger Sub in effect at the Effective Time shall be the Bylaws of the Surviving Corporation.

1.6           Management of Surviving Corporation and Parent.

(a)           At the Effective Time, each of the directors of the Company shall resign and the following persons shall be appointed as the directors of the Surviving Corporation each of whom shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or Bylaws of the Surviving Corporation or as otherwise provided by applicable law:

Todd Sanders

Linda Langdon

Robert Moore

(b)           At the Effective Time, the following persons shall be appointed and shall become the officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or Bylaws of the Surviving Corporation or as otherwise provided by applicable law:

Todd Sanders – Chairman and Chief Executive Officer

Stephen Radusch – Chief Financial Officer

Dan Langdon — President

Linda Langdon – Executive Vice President – Product Development

Saif Mansour – Vice President – Corporate Development

(c)           In accordance with the terms of the Sunset Merger Agreement, immediately following completion of the Sunset Merger, it is expected that the officers and directors of Parent will resign, to be replaced by the following officers and directors:

Directors:               Todd Sanders

Linda Langdon

Robert Moore

Robert Ives

Officers:                 Todd Sanders – Chairman, President and Chief Executive Officer

Stephen Radusch – Chief Financial Officer

Linda Langdon – Executive Vice President – Product Development

Such persons shall promptly make all filings which shall be required of such persons under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Parent shall make such filings as may be required or indicated under the Exchange Act; provided, however, the appointment of the additional directors shall accomplished through the filling of vacancies in the Board of Directors of Parent in compliance with the NRS and the Bylaws of Parent and without the vote (by written consent or otherwise) of the shareholders of Parent.

1.7           Taking of Necessary Action, Further Assurances.  Each of the Parties agrees to use its or their commercially reasonable efforts to take all such action as may be necessary or appropriate to effectuate the Merger in accordance with this Agreement as promptly as possible and at the time contemplated by this Agreement.  If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company, Sunset, Parent and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

1.8           Stockholder Representative.  The holders of the outstanding shares of the capital stock of the Company, by virtue of the execution and delivery of this Agreement or, with respect to Company Stockholders that are not signatories to this Agreement, if any, by virtue of approval of this Agreement and the Merger, will be deemed to have irrevocably constituted and appointed, effective as of the date of this Agreement, Dan Langdon (together with his permitted respective successors, collectively, the “Stockholder Representative”), as their true and lawful agent and attorney-in-fact, and the Stockholder Representative, by his execution of this Agreement shall be deemed to have accepted such appointment, to enter into any agreement in connection with the transactions contemplated by this Agreement or the Escrow Agreement, to exercise all or any of the powers, authority and discretion conferred on him under any such agreement, to act as proxy for each Company Stockholder in connection with any shareholder approvals required in connection with the transactions contemplated by this Agreement, to waive or modify any terms and conditions of any such agreement (other than payment of the portion of the Merger Consideration payable at Closing), to give and receive notices on their behalf, and to be their exclusive representative with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by any such agreement, including, without limitation, the assertion, prosecution, defense, settlement or compromise of and claim, action or proceeding for which any Company Stockholder, Parent, Sunset or the Merger Sub may be entitled to indemnification and the Stockholder Representative agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact.  This power of attorney is coupled with an interest and is irrevocable.  The Stockholder Representative shall not be liable for any action taken or not taken by him in his capacity as Stockholder Representative either (i) with the consent of stockholders who, as of the date of this Agreement, own a majority in number of the outstanding shares of Company Stock (considered on an as converted basis), or (ii) in the absence of his own willful misconduct.  If the Stockholder Representative shall be unable or unwilling to serve in such capacity, his successor shall be named by those persons holding a majority of the shares of Company Common Stock outstanding immediately prior to the Effective Time who shall serve and exercise the powers of Stockholder Representative hereunder.  Solely with respect to any actions taken by the Stockholder Representative in his capacity as such, the Stockholder Representative shall have no liability to Parent, Sunset or any of their respective affiliates except for claims based upon fraud by the Stockholder Representative.

ARTICLE II

CONVERSION AND EXCHANGE OF SECURITIES

2.1           Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of any of the Parties or the holder of Company Common Stock, the following shall occur:

(a)           Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, as defined below, which shall be treated as set forth in Section 2.3 below) shall be converted automatically into the right to receive the following consideration (the aggregate amount of consideration payable to holders of Company Common Stock (the “Company Stockholders”) upon consummation of the Merger is referred to in this Agreement as the “Merger Consideration”):

(i)            an unsecured promissory note in substantially the same form as Exhibit D attached hereto (the “Closing Note”) equal to (A) $2,000,000 divided by (B) the number of Outstanding Company Shares (as defined below);

(ii)           the number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (as defined below); provided, however, that, subject to cancellation of an aggregate of 349,220 shares of Parent Common Stock in accordance with Section 8.11 of this Agreement, an aggregate of 2,378,912 shares (the “Escrow Shares”) of the 7,136,736 shares of Parent Common Stock issuable hereunder will be delivered into escrow pursuant to Section 2.5 hereof and held as specified in such Section 2.5 and the Escrow Agreement (as defined below) and will be subject to release to the Company Stockholders upon satisfaction of the Sales Condition (as defined below); and

(iii)          upon satisfaction of the Sales Condition, an additional cash payment (the “Deferred Cash Consideration”) equal to (A) $1,000,000 divided by (B) the number of Outstanding Company Shares.  If the Sales Condition has been satisfied (and subject to holdback for indemnification claims made against the Company Stockholders in accordance with Article XI of this Agreement) the Deferred Cash Consideration shall be distributed to the holders of Company Common Stock within sixty (60) days following the end of the calendar quarter in which the Sales Condition was first satisfied.

(b)           Assumption of Bridge Securities; No Other Company Options.  The Company and the Shareholders represent and warrant to Parent and Sunset that, as of the date of this Agreement and immediately prior to the Effective Time, the Company will not have any outstanding options, warrants, or instruments or securities convertible by their terms into Company Common Stock (collectively, the “Company Options”) other than (i) 322,222 shares of Company Common Stock issuable upon conversion of $290,000 principal amount of secured bridge loans received by the Company from third party financing sources, and (ii) warrants to purchase 522,000 shares at $.78 per share issued to such lenders (the “Bridge Securities”).  Each of the Bridge Securities shall be assumed by Parent and shall be deemed to constitute convertible notes and warrants, as the case may be, to acquire, on the terms and conditions as were applicable under the original Bridge Securities, the same number of shares of Parent Common Stock as the holder of such option, warrant or convertible note would have been entitled to receive pursuant to the Merger had such holder exercised or converted such Bridge Securities in full immediately prior to the Effective Time.  In the event that any Company Options other than the Bridge Securities are outstanding immediately prior to the Effective Time, each such Company Option, if not exercised prior to the Effective Time, shall be cancelled and of no further force and effect upon consummation of the Merger.

(c)           No Fractional Shares.  No fraction of a share of Parent Common Stock will be issued to holders of Company Common Stock in connection with the Merger, but in lieu thereof, each holder of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash without interest (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Average Closing Price.

(d)           Capital Stock of Merger Sub.  At the Effective Time, each share of common stock, par value $0.001 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation, and the Surviving Corporation shall be a wholly-owned subsidiary of Parent.  Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(e)           Definitions.  For purposes of this Agreement, the following terms shall be defined as set forth below:

(i)            “Sales Condition” shall be deemed satisfied at such time as cumulative net sales of the Surviving Corporation (including net sales of the Company for periods from January 1, 2004 until the Closing) exceed $17,500,000.  For purposes of determining whether the Sales Condition has been satisfied, net cumulative sales will be determined by Parent on a quarterly basis within fifty-five (55) days following the end of each calendar quarter and shall be based on and consistent with Parent’s regularly prepared quarterly financial statements (which shall be prepared in accordance with GAAP, consistently applied).  Notice of satisfaction of the Sales Condition (the “Sales Condition Notice”) shall be given by Parent in writing to the Stockholder Representative and the Escrow Holder within fifty-five (55) days following the end of the calendar quarter in which the Sales Condition shall have been satisfied.

(ii)           “Exchange Ratio” shall equal: (i) 7,136,736 shares divided by (ii) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (“Outstanding Company Shares”).

(iii)          “Average Closing Price” shall mean the average closing bid price of Parent Common Stock on the OTC Bulletin Board over the ten (10) trading days ending three (3) calendar days prior to the Effective Time.

(f)            Adjustment to Exchange Ratio.  The Exchange Ratio shall be adjusted in the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, combination, exchange of shares, adjustment or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time, so as to provide holders of Company Common Stock and Parent the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, recapitalization, combination, exchange of shares adjustment or other like change; provided, however, that the Sunset Merger shall not result in any such adjustment.

2.2           Cancellation of Company Common Stock; Payment of Merger Consideration.  All shares of Company Common Stock, when converted in accordance with the provisions of Section 2.1(a) above, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a stock certificate representing any such shares (each a “Certificate” and, collectively, “Certificates”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to Section 2.1(a), and any cash in lieu of fractional shares payable pursuant to Section 2.1(c) hereof, all to be issued or paid in consideration therefor upon the surrender of such Certificates in accordance with Section 2.4, without interest.  The Merger Consideration payable following the Effective Time to each Company Stockholder in respect of the shares of Company Common Stock owned by such Company Stockholder shall be as set forth on Schedule 2.2, which schedule lists the name and mailing address of each Company Stockholder, the number of shares of Company Common Stock held by such Company Stockholder, and confirming that such Company Stockholder is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act.  On the Closing Date, the Company shall deliver an updated version of Schedule 2.2 (the “Updated Schedule 2.2”) that shall identify (i) the number of shares of Parent Common Stock issuable to such Company Stockholder (including a separate indication of the number of Escrow Shares initially deliverable to the Escrow Holder and subject to the provisions of the Escrow Agreement), (ii) the Closing Notes issuable to such Company Stockholder, and (iii) the Deferred Cash Consideration payable to such Company Stockholder upon satisfaction of the Sales Condition.

2.3           Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary, dissenting shares of the Company as defined in the Washington Corporation Law (“Dissenting Shares”) shall not be converted into the right to receive any of the Merger Consideration at or after the Effective Time unless and until the holder of such Dissenting Shares withdraws his or her demand for payment of the fair value of such shares in accordance with the provisions of the Corporation Law or becomes ineligible for such payment.  If a holder of Dissenting Shares shall withdraw his or her demand for payment of the fair value of such shares in accordance with the Corporation Law or shall become ineligible to receive such payment, then, as of the later of the Effective Time or the occurrence of such event, such holder’s Dissenting Shares shall be automatically converted into the corresponding amount of Merger Consideration in accordance with the terms of this Agreement.  Company shall give Parent prompt notice of any notices of intent to assert dissenters’ rights and to demand payment or withdrawals of notices of intent to assert dissenters’ rights and will not, except with the prior written consent of Parent, settle or compromise or offer to settle or compromise any such notices, voluntarily make any payment with respect to any notice of intent to demand payment for shares of Company Common Stock or approve any withdrawal of any such notice.  Each holder of Dissenting Shares shall have only such rights and remedies as are granted to such holder under the Corporation Law.  The foregoing section notwithstanding, in the event that ten percent (10%) or more of the outstanding shares of the Company are Dissenting Shares, Sunset or Parent (but solely with the prior written consent of Sunset) shall have the right to terminate this Agreement, which shall forthwith become void and of no further force and effect and the Parties shall be released from any and all obligations hereunder; provided, however, that nothing herein shall relieve any Party from liability for the breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

2.4           Exchange Procedures.

(a)           As soon as practicable after the Effective Time, Parent shall instruct its transfer agent (the “Transfer Agent”) to promptly issue stock certificates representing the number of shares of Parent Common Stock issuable pursuant to Section 2.1(a) or 2.1(b) in exchange for outstanding shares of Company Common Stock, which shares of Parent Common Stock (collectively, the “Merger Shares”) shall be deemed to have been issued at the Effective Time and which Merger Shares will bear appropriate legends evidencing, among other things, the fact that such shares have not been registered under the Securities Act.  Parent shall instruct the Transfer Agent to issue and deliver the Merger Shares to be delivered to the Company Stockholders and the Escrow Holder in the name of the holders of record of the certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”); provided, however, that Parent may instruct the Transfer Agent to not deliver certificates representing Merger Shares pending receipt by Parent or the Transfer Agent of the Certificates representing the right to receive such Merger Shares (or an affidavit or indemnity reasonably acceptable to Parent in accordance with Section 2.4(e) hereof).  As soon as practicable following the Effective Time and subject to delivery of the Certificates representing the right to receive such portion of the Merger Consideration (or an affidavit or indemnity in accordance with Section 2.4(e)), Parent shall deliver to the Company Stockholders or the Stockholder Representative, for the benefit of the Company Stockholders, the Closing Notes and checks representing the payments, if any, due to the Company Stockholders in lieu of fractional shares in accordance with Section 2.1(c), which checks shall be distributed to the Company Stockholders by the Stockholder Representative.  In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company as of the Effective Time, a certificate representing the proper number of Merger Shares may be issued to a transferee if the Certificate evidencing such Company Common Stock is presented to Parent, accompanied by all documents required by Parent to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.  Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, to represent only the right to receive, upon surrender, the Merger Consideration.

(b)           No Liability.  Neither Parent, Sunset, Merger Sub nor the Company, nor any of their respective directors, officers, employees or agents, shall be liable to any holder of Company Common Stock or Parent Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(c)           Withholding Rights.  To the extent that any portion of the Merger Consideration is paid in cash, Parent shall be entitled to deduct and withhold from such Merger Consideration such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Stockholder in respect of which such deduction and withholding was made by Parent

(d)           No Further Ownership Rights in Company Common Stock.  At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers on the stock transfer books of the Company or the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to such time.  If, after such time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II

(e)           Lost, Stolen or Destroyed Certificates.  In the event any Certificates shall have been lost, stolen or destroyed, Parent shall instruct the Transfer Agent to issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock as may be required pursuant to Section 2.1(a) as well as the other Merger Consideration as provided in this Article II; provided, however that Parent may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in form satisfactory to Parent, or a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent with respect to the Certificates alleged to have been lost, stolen or destroyed

(f)            Restrictions on Transfer of Merger Shares.  The Merger Shares are being issued pursuant to an exemption from registration provided for in Section 4(2) of the Securities Act.  Each certificate representing any Merger Shares shall be subject to stop transfer instructions and shall bear all legends required under all applicable federal and state securities laws.

2.5           Escrow.  At or promptly following the Effective Time, Parent shall instruct the Transfer Agent to deliver to the Stockholder Representative certificates evidencing the Escrow Shares issued in the name of each Company Stockholder in the amounts set forth after such Company Stockholder’s name on the Updated Schedule 2.2.  Promptly following the Effective Time, the Stockholder Representative, upon request by Parent, shall deliver the certificates representing the Escrow Shares to a third-party escrow holder selected by Parent and mutually agreeable to the Stockholder Representative (for purposes of this Agreement, the Stockholder Representative, as holder of the Escrow Shares and the third-party escrow holder selected by parent shall be referred to as the “Escrow Holder”).  The parties agree that Parent may instruct the Transfer Agent to place stop transfer orders on the Escrow Shares for so long as they are subject to the escrow contemplated by this Section 2.5. The portion of the Escrow Shares deposited with the Escrow Holder by or on behalf of each Company Stockholder shall be determined on a pro rata basis in proportion to each Company Stockholder’s relative ownership interest in the total number of Merger Shares issued in connection with the Merger.  The terms by which the Escrow Holder shall hold and distribute the Escrow Shares shall be set forth in an escrow agreement (the “Escrow Agreement”) among Escrow Holder, the Stockholder Representative as representative of the Company Stockholders, and Parent.  The Escrow Agreement shall be in a customary form reasonably acceptable to the parties thereto and shall provide as follows:

(a)           Purpose of Escrow.  The Escrow Shares (and any Escrow Income) shall be held by the Escrow Holder in an escrow account (the “Escrow Account”) in order to secure the indemnification obligations of the Company Stockholders pursuant to ARTICLE VIII of this Agreement and in order to assure that the Sales Condition is satisfied.

(b)           Escrow Income.  Any interest or other earnings generated with respect to the Escrow Shares, including any dividends or other distributions (subject to any deduction of Tax at source or any bank or other charges properly charged to the Escrow Account) (the “Escrow Income”) shall accrue to and form part of the Escrow Account and be released on a pro rata basis simultaneously with, and to the same persons or entities as, the Escrow Shares.  Any bank or other charges arising on the Escrow Account shall be charged to the Escrow Account.

(c)           Duration of Escrow.  Subject to Sections 2.5(d), (e) and (f) below the Escrow Shares (and any Escrow Income) in the Escrow Account shall be retained until receipt by the Escrow Holder of the Sales Condition Notice (the “Release Date”).

(d)           Release from Escrow.

(i)            Release for Indemnification Claims.  The Escrow Holder shall make distributions from the Escrow Account in satisfaction of the requirements of ARTICLE VIII of the Purchase Agreement as follows:

(1)           At any time, or from time to time, before the Release Date, Parent may deliver a Notice of Claim to the Stockholder Representative and the Escrow Holder providing the information required under Section 11.2 hereof and requesting a disbursement of the amount of the Claim from the Escrow Account.

(2)           The Stockholder Representative shall respond to the Notice of Claim as provided in Section 11.2 of this Agreement.  The Stockholder Representative, acting alone and without any requirement that he act jointly or in conjunction with the other Company Stockholders, will have authority and power to act on behalf of each of the Company Stockholders under the Escrow Agreement.  If Parent and the Stockholder Representative agree as to the liability of such Claim and the amount or any portion thereof, Parent and the Stockholder Representative shall provide to the Escrow Holder a jointly executed written notice instructing the Escrow Holder to release to Parent the number of Escrow Shares having a fair market value (which fair market value shall be calculated using the Average Closing Price of the Escrow Shares) equal to the amount of the liability for such Claim or the undisputed portion thereof (“Joint Instructions”).

(3)           If the Stockholder Representative and Parent do not deliver Joint Instructions to the Escrow Holder then the Escrow Holder shall not disburse the Escrow Shares requested pursuant to the Notice of Claim but rather hold such amount (the “Disputed Amount”) until the earlier of receipt by the Escrow Holder of (1) Joint Instructions instructing the Escrow Holder to release monies to Parent in satisfaction of the Claim asserted in the Notice of Claim and specifying the number of Escrow Shares to be released to Parent in satisfaction of the Claim, or (2) receipt by Escrow Holder of a final, non-appealable award of any court or arbitrator having jurisdiction over the matter specifying a release of Escrow Shares to Parent in satisfaction of the Claim specified in the Notice of Claim and the number of Escrow Shares to be released (a “Final Award”).  Upon the Escrow Holder’s receipt of the Joint Instructions or the Final Award, the Escrow Holder shall disburse the Escrow Shares, or a portion thereof, under the terms of the Joint Instructions or Final Award.

(e)           Distribution Upon Release Date.  On the Release Date, the Escrow Holder shall automatically, upon written request by the Stockholder Representative and with no written notice from Parent, distribute to the Stockholder Representative, for the benefit of the Company Stockholders, all of the Escrow Shares remaining in the Escrow Account, less any Disputed

Amounts (valued at the Average Closing Price) and the amount of all other Claims not yet resolved pursuant to the provisions of this Section 2.5.

(f)            Subsequent Distribution(s).  If the Escrow Holder is required to retain any portion of the Escrow Shares after the Release Date, then the duration of the Escrow shall be extended and, from time to time upon the satisfaction of the terms and conditions of this Section 2.5, the Escrow Holder shall distribute to Parent such portion of the Escrow Shares, if any, that is necessary to satisfy the Claims in accordance herewith, and distribute the amount that is in excess of the amount, if any, that is necessary to satisfy such Claims, to an account or accounts designated by the Stockholder Representative.

(g)           Indemnification of Escrow Holder.  Parent, the Company and each of the Company Stockholders hereby agrees to indemnify, defend and hold the Escrow Holder harmless from and against any claims, causes of actions, suits or similar proceedings (including reasonable attorneys fees and costs of investigation) arising out of or relating to Escrow Holder’s actions as Escrow Holder; provided, however, that no indemnification shall be required with respect to any actions determined by a court or arbitrator of competent jurisdiction to be grossly negligent or taken in bad faith.  Any Escrow Agreement shall contain customary indemnification provisions whereby Parent and the Stockholder Representative, on behalf of all Company Stockholders, indemnify, defend, and hold Escrow Holder harmless from and against claims arising out of or relating to the Escrow Account or the Escrow Agreement.

ARTICLE III

CLOSING

3.1           Closing.  Subject to the provisions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Jeffer, Mangels, Butler & Marmaro LLP, 1900 Avenue of the Stars, 7th Floor, Los Angeles, California, on the date (the “Closing Date”) that is (i) immediately following the closing of the Sunset Merger, or (ii) at such other place and on such other date as is mutually agreeable to Parent and the Company.  The Closing will be effective as of the Effective Time.

3.2           Closing Deliveries.  At the Closing, each of the Parties shall make the Closing deliveries required of it pursuant to Article VIII of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth in the written disclosure schedule attached hereto as Exhibit A dated as of the date hereof prepared by the Company, signed by the President and Chief Financial Officer of the Company and delivered to Parent simultaneously with the execution hereof (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub that all of the statements contained in this Article IV are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date).  Each exception set forth in the Disclosure Schedule and each other response to this Agreement set forth in the

Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and relates only to such section except to the extent that one portion of the Disclosure Schedule specifically refers to another portion thereof, identifying such other portion by section reference or similar specific cross-reference.

4.1           Organization and Qualification.

(a)           Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Washington and has the requisite corporate power and authority to carry on its business as it is now being conducted.  There is no pending or threatened proceeding for the dissolution or liquidation of the Company.

(b)           The Company (i) does not, directly or indirectly, own any interest in any corporation, partnership, joint venture, limited liability company, or other Person and (ii) is not subject to any obligation or requirement to provide funds to or to make any investment (in the form of a loan, capital contribution or otherwise) in or to any Person.  For purposes of this Agreement, “Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, government, entity or government or any group comprised of one or more of the foregoing.

(c)           Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the properties owned or leased by it makes such qualification or licensing necessary, except for any such jurisdiction where the failure to so qualify or be licensed, individually and in the aggregate for all such jurisdictions, would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means an action, event or occurrence if it has, or could reasonably be expected to have, a material adverse effect on the capitalization, financial condition or results of operations of the person or entity in question.  Any item or event susceptible of measurement in monetary terms which, when considered together with similar items or events, does not exceed the amount of $20,000, shall not be considered a Material Adverse Effect.

(d)           The Company has provided or will, promptly following the date of this Agreement, provide to Parent complete and accurate copies of the Certificate of Incorporation and Bylaws of the Company and Merger Sub, as currently in effect, and minutes and other records of the meetings and other proceedings of the Board of Directors and shareholders of the Company.  The Company is not violation of any provisions of its Certificate of Incorporation or Bylaws.

4.2           Capitalization.

(a)           The authorized capital stock of Company consists of 5,000,000 shares of Company Common Stock of which 300,000 is issued and outstanding.  All issued and outstanding shares of Company Common Stock are validly issued and outstanding, fully paid and nonassessable and free of preemptive rights.  Other than the 300,000 shares of Company Common Stock and the Bridge Securities, (i) there are no shares of capital stock or other equity securities of Company outstanding and, (ii) there are no outstanding options, warrants, subscription rights (including any preemptive rights), calls, or commitments, or convertible notes or instruments of any character whatsoever to which the Company is a party or is bound, requiring or which could require the issuance, sale or transfer by the Company of any shares of capital stock of the Company or any securities convertible into or exchangeable or exercisable for, or rights to purchase or otherwise acquire, any shares of capital stock of the Company.  There are no stock appreciation, phantom stock or similar rights relating to the Company.

(b)           All of the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time have been issued in compliance with applicable federal and state securities laws in reliance on exemptions from registration or qualification thereunder.

4.3           Authority.

(a)           The Company and each of the Shareholders has the requisite power and authority to enter into this Agreement and the agreements contemplated by this Agreement, to perform each of their obligations thereunder, and to consummate the transactions contemplated thereby.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated thereby, including the Merger, have been duly authorized by all necessary corporate action on the part of the Company and its shareholders.  This Agreement has been duly executed and delivered by the Company and the Shareholders and constitutes a legal, valid and binding obligation of the Company and the Shareholders, enforceable against each of them in accordance with its terms.

(b)           The execution and delivery by the Company of this Agreement does not, and the consummation of the transactions contemplated thereby will not, (i) conflict with, or result in a violation of, any provision of the certificate of incorporation, bylaws or other charter documents of the Company, (ii) constitute or result in a breach of or default (or an event which with notice or lapse of time, or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation or a loss of a benefit under, any Material Contract, (iii) result in the creation of any security interest, lien, claim, pledge, agreement, limitation in voting rights, charge or other encumbrance of any material nature (collectively, “Liens”) on any of the properties or assets of the Company, or (iv) constitute, or result in, a violation of any law applicable to the Company or any of the properties or assets of the Company.

(c)           No consent, approval, order or authorization of, notice to, registration or filing with any Governmental Entity or other Person is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for filing of the Certificate of Merger with the Washington Secretary.

4.4           No Conflict, Required Filings and Consents.

(a)           The execution and delivery of this Agreement and each instrument required hereby to be executed and delivered by the Company at the Closing does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of the Company; (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or by which it or any of its properties is bound or affected; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair in any material respect the Company’s rights or materially alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of any Material Contract, or result in the creation of any security interest, lien, claim, pledge, agreement, limitation in voting rights, charge or other encumbrance of any material nature (collectively, “Liens”) on any of the properties or assets of the Company pursuant to any Company Agreement.

(b)           The execution and delivery of this Agreement and any instrument required hereby to be executed and delivered by the Company at the Closing does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative or regulatory agency or commission or other governmental authority or instrumentality (whether domestic or foreign, a “Governmental Entity”).

(c)           The consent of, or the delivery of notice to or filing with, any party to a Material Contract is not required for the execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated by this Agreement.

4.5           Compliance; Permits.

(a)           The Company is not in conflict with, or in default or violation of (and has not received any notices of violation. with respect to), any law, rule, regulation, order, judgment or decree applicable to the Company or by which it or any of its properties is bound or affected, and the Company has no knowledge of any such conflict, default or violation thereunder, except in each case for any such conflicts, defaults or violations that is not currently having or would not have a material adverse effect on the Company.

(b)           The Company holds all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from Governmental Entities, including the Federal Trade Commission and the Food and Drug Administration, that are material to the operation of the business of the Company as it is now being conducted (collectively, the “Company Permits”).  The Company Permits are in full force and effect, have not been violated in any respect that is currently having or would have a material adverse effect on the Company, and no suspension, revocation or cancellation thereof has been threatened and there is no action, proceeding or investigation pending or, to the Company’s knowledge threatened regarding suspension, revocation or cancellation of any Company Permits, except where the suspension, revocation or cancellation of such Company Permits would not have a material adverse effect on the Company.

4.6           Litigation.  There are no legal actions (a) pending or, to the knowledge of the Company, threatened against the Company, its assets, or the transactions contemplated by this Agreement or (b) pending or, to the knowledge of the Company, threatened against any current employee, officer or director of the Company that, in any way relates to the Company, its assets or the transactions contemplated by this Agreement. The Company is not subject to any order, judgment, writ, injunction or decree of any governmental authority.

4.7           Taxes.  The Company has timely filed all tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a governmental entity having authority to do so) (“Company Tax Return”).  Each such Company Tax Return is true, correct and complete in all material respects.  Company has paid, within the time and manner prescribed by law, all material taxes that are due and payable.  No Company Tax Return is the subject of any investigation, audit or other proceeding by any federal, state or local tax authority.

4.8           Labor Matters.

(a)           The Company is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and laws, and is not engaged in any unfair labor practices;

(b)           There are no controversies pending or, to the knowledge of the Company, threatened, between the Company and any of its respective employees, consultants or independent contractors, which controversies have had or could reasonably be expected to have a Material Adverse Effect on the Company;

(c)           The Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company, nor does the Company know of any activities or proceedings of any labor union to organize any such employees; and

(d)           The Company has no knowledge of any labor disputes, strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of, or consultants or independent contractors to, the Company.

4.9           Benefit Plans.

(a)           Section 4.10(a) of the Company Disclosure Schedule includes a true, accurate and complete list of each “Employee Plan” of the Company which consists of each:

(i)            “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (A) which the Company maintains or administers or to which the Company contributes or is required to contribute, and (B) which covers any employee or former employee of the Company or under which the Company has any liability (a “Welfare Plan”);

(ii)           “multiemployer plan,” as defined in Section 3(37) of ERISA, (A) which the Company or any corporation or other trade or business which is treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code or under Section 4001(b)(1) of ERISA (a “Controlled Group Member”) maintains or administers or to which the Company or Controlled Group Member contributes or is required to contribute, either currently or at any time since the Company’s inception, and (B) which covers or covered any employee or former employee of the Company or

Controlled Group Member or under which the Company or Controlled Group Member has any liability (a “Multiemployer Plan”);

(iii)          Employee Plan which is maintained in connection with any trust described in Section 501(c)(9) of the Code;

(iv)          “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (A) which the Company maintains or administers or to which the Company contributes or is required to contribute, and (B) which covers any employee or former employee of the Company or under which the Company has any liability (a “Pension Plan”); and

(v)           plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, severance benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (B) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company or under which the Company has any liability, and (C) covers any employee or former employee of the Company (collectively, “Benefit Arrangements”);

(b)           (i)            There is no Pension Plan, nor has the Company or any Controlled Group Member at any time maintained, administered, contributed or been required to contribute to any “employee pension benefit plan” as defined in Section 3(2) of ERISA, which is subject to the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA, or the provisions of Title IV of ERISA.

(ii)           Each Pension Plan and each related trust agreement, annuity contract or other funding instrument which is intended to be qualified and tax-exempt under the provisions of Section 401(a) (or 403(a) as appropriate) of the Code and Section 501(a) of the Code is so qualified and has been so qualified during the period from its adoption to date.

(iii)          Each Pension Plan, each related trust agreement, annuity contract or other funding instrument and each Welfare Plan complies in all material respects and has been maintained in material compliance with its terms and, both as to form and in operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such plans, including but not limited to ERISA and the Code.

(c)           Each Benefit Arrangement has been maintained in material compliance with its terms and with the requirements prescribed by any and all applicable laws, rules and regulations of any Governmental Entity.

(d)           As of the date of this Agreement and as of the Closing Date, neither the Company nor a Controlled Group Member maintains, administers, contributes to or is required to contribute to a Multiemployer Plan.  Neither the Company nor a Controlled Group Member has, at any time, withdrawn from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 and 4205 of ERISA respectively, which has resulted in any liability to the Company.

(e)           Neither the Company nor any plan fiduciary of any Welfare Plan or Pension Plan has engaged in any transaction in violation of Section 406(a) or (b) of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code.

(f)            Copies of each of the following documents have been delivered by the Company to Parent: (i) each Welfare Plan, Pension Plan and Multiemployer Plan (and, if applicable, related trust agreements) and all amendments thereto, all written interpretations thereof and written descriptions thereof which have been generally distributed to the persons entitled to benefits thereunder, and all annuity contracts or other funding instruments, (ii) each Benefit Arrangement, including written interpretations thereof and written descriptions thereof which have been generally distributed to the persons entitled to benefits thereunder (including descriptions of the number and level of persons covered thereby) and complete descriptions of any Benefit Arrangement which is not in writing, (iii) the most recent determination letter and/or opinion letter or notification letter, as applicable, issued by the IRS with respect to each Pension Plan intended to be a qualified plan under Section 401(a) of the Code, (iv) Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Pension Plan and Welfare Plan for the three most recent plan years, (v) each form of notice and certification relating to group health plans provided by the Company to its employees and their beneficiaries required under the Consolidated Omnibus Budget Reconciliation of 1985, as amended, or under the Health Insurance Portability and Accountability Act of 1996, as amended, (vi) the results of nondiscrimination testing performed with respect to each Pension Plan for the three most recent plan years, (vii) a description of complete age, salary, service and related data as of the last day of the last plan year for employees and former employees of the Company covered under the Pension Plans, and (viii) a description setting forth the amount of any liability of the Company for payments more than thirty days past due with respect to each Welfare Plan as of the Closing Date.

(g)           Each Welfare Plan, Pension Plan, related trust agreement, annuity contract or other funding instrument and each Benefit Arrangement is a legal, valid and binding obligation of the Company and is in full force and effect.

(h)           Neither the Company nor any Welfare Plan has any obligation to make any payment to or with respect to any former officer, director, employee, independent contractor, agent, representative or consultant of the Company (“company personnel”) pursuant to any retiree medical benefit or other Welfare Plan, except as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and, to the Company’s knowledge, no condition exists which would prevent the Company from amending or terminating any such benefit or Welfare Plan.

(i)            The Company would not have any obligation to make any severance or other payments to any company personnel if such personnel was terminated prior to, at or after the Closing other than such severance obligations disclosed in the employment offer letters or employment agreements, copies of which have been provided to Parent and each of which is listed in the Company Disclosure Schedule.

(j)            No benefit, payment or other entitlement under any Pension Plan, Welfare Plan or Benefit Arrangement, or under any agreement relating to the employment or retention of company personnel, will be established or become accelerated, vested, payable or funded by reason of the execution and delivery of this Agreement, or any of the transactions contemplated under this Agreement.

(k)           There are no claims, actions or proceedings pending, or to the knowledge of the Company, threatened with respect to any Pension Plan, Welfare Plan or Benefit Arrangement, other than claims for the payment of benefits in the ordinary course of operation of such plan or arrangement.

4.10         Financial Statements.  Attached to Section 4.11 of the Company Disclosure Schedule are (i) the audited balance sheet of the Company as of December 31, 2003 (the “Audited Company Balance Sheet”), together with the related statements of income and cash flows for the fiscal years of the Company then ended (the “Audited Financial Statements”), all certified by BDO Seidman LLP whose audit reports thereon are included therewith, and (ii) the unaudited balance sheet of the Company as of March 31, 2004 (collectively, with the Audited Company Balance Sheet, the “Company Balance Sheet”), together with the related statements of income and cash flows for the quarter then ended (together, with the Audited Company Balance Sheet, the “Financial Statements”).  Each of the Financial Statements (including, in each case, any related notes thereto) (i) was prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except for the absence of notes to the financial statements with respect to the Financial Statements for the three months ended March 31, 2004), (ii) are complete and correct, and (iii) fairly presents the financial position of the Company as of the dates thereof and the results of its operations and cash flows and stockholder equity for the periods indicated.  Except as noted in the opinions contained in the Audited Financial Statements, such Audited Financial Statements and opinions were rendered without qualification or exception and were not subject to any contingency.  No event has occurred since the preparation of the most recent Financial Statements that would require a restatement of any of the Financial Statements under GAAP other than by reason of a change in GAAP.

4.11         Contracts and Commitments.

(a)           Except for the contracts, commitments, leases, licenses, plans and agreements listed on Section 4.11 of the Company Disclosure Schedule (the “Company Agreements”), the Company is not party to or subject to:

(i)            any agreement (or group of related agreements) which requires future expenditures by the Company in excess of $20,000 or which could reasonably be expected to result in payments to the Company in excess of $50,000 (other than purchase orders entered into in the ordinary course of Company’s business consistent with past practices) or is otherwise material to the Company’s business;

(ii)           any material contract or agreement for, the purchase or sale of any commodity, product, material, supplies, equipment or other personal property, other than purchase or sale orders entered into in the ordinary course of business consistent with past practices;

(iii)          any employment, consulting or independent contractor agreements, employee benefit, bonus, pension, profit-sharing, stock option, stock purchase or similar plans and arrangements;

(iv)          any distributor, sales representative, sales agent, commission or similar agreement, whether or not in writing;

(v)           any material license agreement (whether as licensor or licensee) with respect to any Intellectual Property (as defined below) other than commonly available third party software;

(vi)          any agreement with any current or former stockholder, officer or director of the Company, or any “affiliate” or “associate” of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act), including without limitation any agreement or other arrangement providing for the furnishing, of services by, rental of real or personal property from, or otherwise requiring payments to, any such person;

(vii)         any agreement or other commitment with any person or entity containing covenants limiting the freedom of the Company or any of the Company’s affiliates, employees, directors, officers, consultants or agents to compete in any line of business or with any person or entity or in any geographical location or to use or disclose any information in their possession;

(viii)        any loan agreement, indenture, note, bond, debenture, guarantee or any other document or agreement evidencing a capitalized lease obligation or indebtedness to any person or any agreement of guaranty, indemnification or other similar commitment with respect to the obligations or liabilities of any other person;

(ix)           any agreement for the disposition of Company assets other than in the ordinary course of business consistent with past practices;

(x)            any agreement for the acquisition of the business or shares of another party (except repurchase rights in favor of the Company for shares of Company common stock owned by any employee, officer, director, consultant, or advisor to the Company);

(xi)           any contract or agreement concerning a partnership or joint venture with one or more person;

(xii)          any hedging, futures, options or other derivative contracts;

(xiii)         any lease of real property;

(xiv)        any agreement which contains a fixed penalty or liquidated damages clause for late performance or other default by the Company to the extent that such late performance or default would cause a Material Adverse Effect to the Company; or

(xv)         any other agreement or contract (or group of related agreements or contracts) to the extent not otherwise disclosed in the Company Disclosure Schedule, the performance of which involves consideration paid by the Company in excess of $20,000 in any one year period.

(b)           Correct and complete copies of all Company Agreements, including all amendments thereto, have been delivered to Sunset and made available to Parent.  The Company has not breached, is not in default under, and has not received written notice of any breach of or default under, any agreement required to be disclosed in Section 4.12 of the Company Disclosure Schedule (each, a “Material Contract”).  To the Company’s knowledge, no other party to any Material Contract has breached or is in default of any of its obligations thereunder to the extent that such breach or default would cause a Material Adverse Effect to the Company. Each Material Contract is in full force and effect, except in any such case for breaches, defaults or failures to be in full force and effect that do not currently have or would not have a Material Adverse Effect on the Company. Each Material Contract is a legal, valid and binding obligation of the Company and each of the other parties thereto, enforceable in accordance with its terms, except that the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity.

(c)           The consent of, or the delivery of notice to or filing with, any party to a Material Contract is not required for the execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated under the Agreement.

4.12         Absence of Certain Changes and Events.  Since the date of the Audited Company Balance Sheet, the Company has conducted its business in the ordinary course consistent with past practice and, since such date, there has not occurred:

(a)           any event, damage, destruction or loss, whether covered by insurance or not, which has had or reasonably is expected to have a Material Adverse Effect on the Company or its assets;

(b)           any entry by the Company into a commitment or transaction material to the Company, which is not in the ordinary course of business consistent with past practice;

(c)           any change by the Company in accounting principles, methods or practices, except insofar as may have been required by a change in GAAP;

(d)           any declaration, payment or setting aside for payment of any dividends or distributions in respect to shares of Company Common Stock, or any redemption, purchase or other acquisition of any shares of Company Common Stock;

(e)           any cancellation of any debts or waiver or release of any right or claim of the Company individually or in the aggregate material to the Company, whether or not in the ordinary course of business;

(f)            any revaluations by the Company of any of its assets or liabilities, including without limitation, writing-off notes or accounts receivable;

(g)           any material increase in the rate or terms of compensation payable or to become payable by the Company or any of its personnel or consultants; any bonus, incentive compensation, service award or other benefit granted, made or accrued, contingently or otherwise, for or to the credit of any Company personnel; employee welfare, pension, retirement, profit-sharing or similar payment or arrangement made or agreed to by the Company for any Company personnel except for contributions in accordance with prior practice made to, and payments made to employees under, plans and arrangements existing on the date of the Audited Company Balance Sheet;

(h)           any adoption of a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of the Company, other than in connection with the transactions contemplated hereby;

(i)            any purchase, acquisition or sale by the Company of any assets, other than in the ordinary course of business;

(j)            any material addition to, or material modification of, the Employee Plans, arrangements or practices existing on the date of the Audited Company Balance Sheet which affect any Company personnel;

(k)           any amendment, cancellation or termination of any Material Contract, including, without limitation, license or sublicense, or other instrument to which the Company is a party or to which the Company or any of the assets of the Company is bound;

(l)            any failure to pay when due any material obligation of the Company;

(m)          any failure to operate the business of the Company in the ordinary course with an effort to preserve the business intact, to keep available to the Company the services of their personnel, and to preserve for the Company the goodwill of their customers and others having business relations with the Company except for such failures that would not have a Material Adverse Effect on the Company;

(n)           any commitment to borrow money entered into by the Company, or any loans made or agreed to be made by the Company, involving more than $10,000 individually or $25,000 in the aggregate (other than credit provided by suppliers or manufacturers in the ordinary course of the Company’s business consistent with past practices);

(o)           any liabilities incurred by the Company involving $10,000 or more individually and $25,000 or more in the aggregate, other than liabilities incurred in the ordinary course of business consistent with past practices;

(p)           any payment, discharge or satisfaction of any material liabilities of the Company or any material capital expenditure of the Company, other than (i) the payment, discharge or satisfaction in the ordinary course of business consistent with prior practice of liabilities reflected or reserved against in the Audited Financial Statements or incurred in the ordinary course of business consistent with prior practice since the date of the Audited Company Balance Sheet, and (ii) any capital expenditures involving $10,000 or less individually and $25,000 or less in the aggregate;

(q)           any amendment of the Company’s Certificate of Incorporation or Company Bylaws; or

(r)            any agreement by the Company to do any of the things described in the preceding clauses (a) through (q) of this Section 4.13, other than as expressly contemplated or provided for in this Agreement.

4.13         Properties, Assets, Encumbrances; No Undisclosed Liabilities.

(a)           The Company has good, valid and marketable title to, a valid leasehold interest in, or valid license rights to, all the properties and assets which it purports to own, lease or license (real, personal and mixed, tangible and intangible), including, without, limitation, all the properties and assets reflected in the Company Balance Sheet (except for personal property sold since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice), except as would not have a Material Adverse Effect on the Company, and such properties and assets are all of the assets (whether tangible or intangible) that are used or required for use in the operation of its business as currently or proposed to be conducted.  All properties and assets reflected in the Company Balance Sheet are free and clear of all Liens, except for Liens reflected on the Company Balance Sheet and Liens for current taxes not yet due and other Liens that do not, individually or in the aggregate, materially detract from the value or impair the use of the property or assets subject thereto.  Section 4.13 of the Company Disclosure Schedule contains a complete and accurate list of all leases pursuant to which the Company leases from others material amounts of real or personal property.  Each such lease is in good standing, valid and effective in accordance with its terms, and there is not under any such lease, any existing material default or event of default (or event which with the giving of notice or lapse of time, or both, would constitute a material default).

(b)           There are no liabilities of the Company, other than (i) liabilities disclosed or provided for in the Company Balance Sheet, or (ii) liabilities incurred in the ordinary course of business since the date of the Company Balance Sheet and which, if existing, would not have a Material Adverse Effect on the Company.  There is no probable or reasonably possible loss contingency (within the meaning of Statement of Financial Accounting Standards No. 5) known to the Company which is not reflected in the Financial Statements (including the notes thereto).

4.14         Environmental Matters.

(a)           The Company is in compliance in all material respects with all applicable Environmental Laws (as defined below).  The Company has not received any communication from a Governmental Entity, citizens group, employee or other person that alleges that the Company is not in full compliance with all applicable Environmental Laws.

(b)           There is no Environmental Claim (as defined below) pending against the Company or, to the Company’s knowledge, threatened against any person whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

(c)           To the Company’s knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release, emission, discharge or disposal of any Materials of Environmental Concern (as defined below), that could form the basis of any Environmental Claim against the Company or, to the Company’s knowledge, against any person whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

(d)           Section 4.14 of the Company Disclosure Schedule contains a complete and accurate list of any reports, studies, analyses, tests or monitoring possessed by the Company pertaining to Materials of Environmental Concern in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or regarding the Company’s compliance with applicable Environmental Laws.  The Company has not initiated or requested any other reports, studies, analyses, tests or monitoring in this regard.

(e)           “Environmental Claim” means any claim, action, cause of action, investigation or notice by any person alleging potential liability arising out of, based on or resulting from (i) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned by the Company, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

(f)            “Environmental Laws” means all federal, state, local and foreign laws and regulations relating to pollution or protection or preservation of human health or the environment including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata and natural resources, and including, without limitation, all laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Materials of Environmental Concern.

(g)           “Materials of Environmental Concern” means all pollutants, containments, toxic or hazardous substances, materials and wastes, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated bipheryls, radon or lead-based paints and materials.

(h)           “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Materials of Environmental Concern through or in the air, soil, surface water, groundwater or property.

4.15         Intellectual Property.

(a)           “Intellectual Property” is defined as all intellectual property in which Company has any right, title, or interest (including a licensed right other than rights to licensed software that is generally commercially available) or which has been, is being, or is expected to be used, exploited, or commercialized by Company in the conduct of its business, including but not limited to all “Patents” (hereinafter defined), all “Marks” (hereinafter defined), all “Copyrights” (hereinafter defined), and all “Confidential Information” (hereinafter defined).

(1)           “Patents” is defined to include all concepts, ideas, designs, formulas, inventions (whether patentable or not), techniques, all U.S. and foreign patent applications, and all U.S. and foreign patents, including but not limited to the items listed in Section 4.15(a) of the Company Disclosure Schedule.

(2)           “Marks” is defined to include all words, names, logos, symbols, trade names, source indicating indicia, trade dress, trademarks, marks, U.S. and foreign applications to register marks, and U.S. and foreign registrations, including but not limited to the items in Section 4.15(a) of the Company Disclosure Schedule.

(3)           “Copyrights” is defined to include all copyrights, U.S. and foreign, whether registered or not, all copyright applications, all copyright registrations, including but not limited to the copyrights in Company’s business documents and files, customer documents and files, software, product designs and packaging, advertising, promotional material, and software products (whether developed or in development), including but not limited to the items in Section 4.15(a) of the Company Disclosure Schedule.

(4)           “Confidential Information” is defined to include, but not limited to, confidential information, financial information, business trade secrets, marketing information, financial and technical trade secrets, techniques, processes, and know-how, including but not limited to the items in Section 4.15(a) of the Company Disclosure Schedule.

(b)           Section 4.15(b) of the Company Disclosure Schedule contains a complete and accurate list and description of (i) Intellectual Property which is material to the business of Company; (ii) all patent applications, issued patents, trademark applications, trademark registrations, copyright applications, and copyright registrations, (iii) all licenses of Intellectual Property to the Company (other than licensed software that is generally commercially available) which are material to the business of Company; and (iv) all licenses and other agreements, written or not, from Company to any third party granting any rights or interests in the Intellectual Property.

(c)           Except as set forth in Section 4.15(c) of the Company Disclosure Schedule:

(1)           Company is the sole owner, free and clear of any Lien or encumbrance, and without the payment of any monies or royalty except with respect to off-the-shelf software, of the Intellectual Property;

(2)           Company has taken, and will continue to take, all actions which are necessary or advisable to acquire and protect the Intellectual Property, consistent with prudent commercial practices;

(3)           Company’s rights in the Intellectual Property are valid and enforceable;

(4)           Company has received no demand, claim, notice or inquiry from any person in respect of the Intellectual Property which challenges, threatens to challenge or inquires as to whether there is any basis to challenge, the validity of, the rights of the Company in, or the right of the Company to use, any such Intellectual Property, and the Company knows of no basis for any such challenge;

(5)           Company is not in violation or infringement of, and has not violated or infringed, any proprietary rights of any other person;

(6)           no person has or is infringing, misappropriating, or making unauthorized use of any Intellectual Property;

(7)           except on an arm’s-length basis for value and other commercially reasonable terms, the Company has not licensed, consented or acquiesced to the taking or use of any Intellectual Property by any person;

(8)           all Marks and Copyrights which are material to the business of the Company were either (a) authored by regular employees of Company within the scope of their employment and Company was thus the original author pursuant to the work made for hire doctrine, or (b) authored by independent contractors subject to enforceable non-disclosure and assignment agreements;

(9)           the execution and consummation of this Agreement will not adversely impair or impact the value of or Parent’s future enjoyment and exploitation of the Intellectual Property;

(10)         all current or former Company personnel, including partners, directors, officers, employees, agents, consultants and contractors, who have contributed to or participated in the conception, creation, or development of any Intellectual Property have executed effective and proper agreements containing non-disclosure and assignment provisions for the benefit of Company.  True and complete copies of these agreements have been delivered to Parent and Sunset.  After giving effect to the transactions contemplated herein, no current or former personnel of Company will possess any right, title or interest in the Intellectual Property; and

(11)         Company is not in breach or violation of any agreement relating to any Intellectual Property which would materially impair Company’s rights, title, or interest in the Intellectual Property or agreement.

4.16         Insurance.  Section 4.16 of the Company Disclosure Schedule contains a true, accurate and complete list of all policies or binders of fire, liability, title, workers’ compensation and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums and a general description of the type of coverage provided) maintained by the Company on the business, assets or personnel of the Company.  All of such policies are sufficient for compliance with all requirements of all contracts to which the Company is a party and all state, federal, local or foreign laws, rules and regulations applicable to the Company.  The Company has paid all premiums due on such insurance policies and is in compliance with and not in default under any of such policies or binders.  The Company has not failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion when the effect of such default or such failure would be to render a material claim uninsured.  The Company has not received any notice from any insurer advising of reduced coverage or increased premiums on existing policies or binders.  There are no outstanding unpaid claims under any such policies or binders.  Such policies and binders are in full force and effect, and the Company has delivered true and correct copies of such policies and binders to Parent.

4.17         Accounts Receivable.  The accounts receivable of the Company as reflected in the most recent Financial Statements, to the extent uncollected on the date hereof and the accounts receivable reflected on the books of the Company are valid and existing and represent monies due, are current collectible in accordance with their terms at their recorded amounts, subject only to the reserve for receivables not collectible in the ordinary course of business as reflected on the face of the Company Balance Sheet as adjusted for time through the Closing Date in accordance with past practice and custom, and (subject to the aforesaid reserves) are subject to no refunds or other adjustments and to no defenses, rights of setoff, assignments, restrictions encumbrances or conditions enforceable by third parties on or affecting any thereof.

4.18         Equipment.  All of the tangible personal property of the Company that is material, either individually or in the aggregate, to the operation of the Company’s business is in good working order, operating condition and state of repair, ordinary wear and tear excepted.

4.19         Interested Party Transactions.  No stockholder, officer or director of the Company, or any person with whom any such stockholder, officer or director has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such person owns any beneficial interest (other than a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by all of such persons), has any interest in (i) to the Company’s knowledge, any contract, arrangement or understanding with, or relating to, the business or operations of the Company that could reasonably be expected to result in a liability or obligation of the Company, (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness with the Company, (iii) any material property (real, personal or mixed), tangible or intangible, used or currently intended to be used in the business or operations of the Company, (iv) to the Company’s knowledge, any business or entity that competes with the Company, or (v) to the

Company’s knowledge, any other transaction that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404, or any other provisions of, Regulation S-K promulgated by the SEC, if the Company filed such reports.

4.20         Change of Control Agreements.  The Company has no plans, programs or agreements to which they are parties, or to which they are subject, pursuant to which payments (or acceleration of benefits) may be required upon, or may become payable directly or indirectly as a result of, the Merger or any other a change of control of the Company.

4.21         Books and Records.  The books of account, minute books (including, without limitation, all actions of the stockholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company) stock record books and other records of the Company are complete and correct in all material respects and have been maintained in accordance with sound business practices, including an adequate system of internal controls, except for such failures with respect thereto as do not have a material adverse effect on the Company.

4.22         Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Shareholders.

4.23         Bank Accounts; Funds.  On and after the Closing Date, all monies and accounts arising out of, relating to or established for the business or the Company shall be held by, and accessible only to, the Surviving Corporation.  Section 4.23 of the Company Disclosure Schedule identifies each bank account or similar account for the deposit of cash or securities maintained by or on behalf of the Company (indicating the name and address of the bank or other financial institution, the account name and number and the individuals with signing authority with respect to such account).

4.24         Disclosure.  The representations and warranties of the Company herein, or in any document, exhibit, statement, certificate or schedule furnished by or on behalf of Company to Parent as required by this Agreement, do not contain and will not contain any untrue statement of a material fact and do not omit and will not omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.  There are no material facts or circumstances relating to Company which have not been disclosed herein to Parent.

ARTICLE V

SEVERAL REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

Except as set forth in the disclosure schedule attached hereto as Exhibit B, each Company Shareholder, by virtue of approving the Merger and this Merger Agreement, severally but not jointly, represents and warrants to Parent that the statements contained in this Article V are true, correct and complete as of the date of this Agreement (or, if made as of a specified date, as of such date) and will be true, correct and complete as of the Closing Date (or, if made as of a specified date, as of such date).

5.1           Ownership of Shares.  The Shareholder is the sole record and beneficial owner of the Company Common Stock set forth after such Shareholder’s name on Schedule 2.2 and has no other ownership interest or right to acquire any shares of capital stock of the Company or securities convertible into capital stock of the Company. Such Shareholder’s shares of Company Common Stock are not subject to any encumbrance, any rights of first refusal of any kind, options, preemptive rights, voting arrangements or other rights of third parties to acquire any of such shares.  The Shareholder has good and valid title to, and has the unrestricted (except for restrictions imposed generally under applicable federal an state securities laws) right to transfer and sell such Shareholder’s shares of Company Common Stock to Parent in connection with the Merger and in accordance with the terms of this Agreement.

5.2           Authority.  The Shareholder has the power and authority to enter into and to perform his, her or its obligations under this Agreement and each of the agreements, certificates and documents required to be delivered by such Shareholder pursuant to the terms of this Agreement (the “Shareholder Ancillary Agreements”).  The execution, delivery and performance of the Agreement and the Shareholder Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of such Shareholder.  The Agreement and the Shareholder Ancillary Agreements constitute the legal, valid and binding obligations of the Shareholder, enforceable against such Shareholder in accordance with their terms, subject to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

5.3           Conflicts.  Neither the execution and delivery by the Shareholder of this Agreement or any Shareholder Ancillary Agreement nor the performance by such Shareholder of his, her or its obligations hereunder and thereunder will conflict with any contract, agreement or arrangement (whether or not in writing) to which such Shareholder is a party or any law, rule, regulation, order or injunction applicable to such Shareholder.  There are no legal proceedings pending or to the best knowledge of the Shareholder, threatened against such Shareholder that would prevent the consummation of the transactions contemplated by this Agreement.  No consent, notice or approval is required of any person in connection with such Shareholder’s execution, delivery and performance of this Agreement or any Shareholder Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

5.4           Brokers.  Except for fees and costs payable to the Company’s investment bankers, if any, in connection with the Merger (the terms of which have been disclosed in writing to Parent and Sunset), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Shareholder.

5.5           Investment Representations.

(a)           Disclosure of Information.  The Shareholder has had an opportunity to ask questions and receive answers from Parent regarding the terms and conditions of the business, properties, prospects and financial condition of the Parent.  The Shareholder has received and/or has had an opportunity to review a copy of the PPM as well as a copy of the Sunset Merger Agreement and is aware of the risks (including those risks described in the PPM under “Risk

Factors”) of investing in Parent and of holding securities in companies whose stock is traded on the OTC Bulletin Board.

(b)           Accredited Investor.  Shareholder is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.  Shareholder is experienced in evaluating and investing in securities of companies in a similar stage of development and is able to fend for himself or herself and can bear the economic risk of this investment.

(c)           Purchase Entirely for Own Account.  This Agreement is made with the Company and Shareholder in part in reliance upon the Shareholder’s representation to Parent, which by the Shareholder’s execution of this Agreement such Shareholder hereby confirms, that the Merger Shares to be acquired by the Shareholder will be acquired for investment for the Shareholder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof (other than in accordance with applicable securities laws), and that Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same except to an entity which is owned or controlled by the Shareholder and which is an accredited investor.  By executing this Agreement, the Shareholder further represents that he or she does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Merger Shares.

(d)           Limited Public Market.  The Shareholder understands that a liquid public market does not now exists for any of the Parent Common Stock and that neither Parent nor Sunset has made any assurances that a liquid public market will ever exist for the Parent Common Stock.

5.6           Restricted Securities.  The Shareholder understands that the Merger Shares have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s representations as expressed herein.  The Shareholder understands that the Merger Shares to be received by Shareholder are “restricted securities” under applicable U.S. federal and state securities laws and regulations, and that pursuant to these laws, the Shareholder must hold the Merger Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities or an exemption from such registration and qualification requirements is available.  The Shareholder acknowledges that Parent has no obligation to register or qualify the Merger Shares for resale.  The Shareholder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Merger Shares, and requirements relating to Parent which are outside of the Shareholder’s control and which Parent is under no obligation, and may not be able, to satisfy.

5.7           Legends.  It is understood that the Merger Shares, and any securities issued in respect thereof or exchange therefor, may bear the following legend and any legend required by the Blue Sky laws of any state of the United States to the extent such laws are applicable to the shares represented by the certificate so legended:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE DISTRIBUTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT AND LAWS.”

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the written disclosure schedule attached hereto as Exhibit C, Parent represents and warrants to the Company that the statements contained in this Article VI are true, correct and complete as of the date of this Agreement (or if made as of a specified date, as of such date) and will be true, correct and complete as of the Closing Date (or, if made as of a specified date, as of such date).  Unless the context otherwise requires, all references to Parent contained in this Article V will be read to include the Parent together with any of its direct or indirect subsidiaries (including Merger Sub and LCC Merger Sub).

6.1           Organization and Qualification.

(a)           Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada and has the requisite corporate power and authority to carry on its business as it is now being conducted.

(b)           Merger Sub is (or if formed subsequent to the date of this agreement, will be) a corporation duly organized, validly existing and in good standing under the laws of the State of Washington.  Merger Sub was formed solely for the purpose of the Merger and has no business, assets, liabilities, contracts or commitments other than as set forth in this Agreement.  There is no pending or threatened proceeding for the dissolution or liquidation of Merger Sub.

(c)           Except for Merger Sub and Parent/Sunset Merger Sub, Parent (i) does not, directly or indirectly, own any interest in any corporation, partnership, joint venture, limited liability company, or other Person and (ii) is not subject to any obligation or requirement to provide funds to or to make any investment (in the form of a loan, capital contribution or otherwise) in or to any Person.  For purposes of this Agreement, “Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, government, entity or government or any group comprised of one or more of the foregoing.

(d)           Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the properties owned or leased by it makes such qualification or licensing necessary, except for any such jurisdiction where the failure to so qualify or be licensed, individually and in the aggregate for all such jurisdictions, would not reasonably be expected to have a Material Adverse Effect.

(e)           Parent has provided or will, promptly following the date of this Agreement, provide to Company complete and accurate copies of the Certificate of Incorporation and Bylaws of Parent and Merger Sub, as currently in effect, and minutes and other records of the meetings and other proceedings of the Board of Directors and shareholders of Parent.  Neither Parent nor Merger Sub is in violation of any provisions of its Certificate of Incorporation or Bylaws.

6.2           Capitalization.

(a)           Immediately prior to the Effective Time (after giving effect to the filing of the Amended Articles, as defined below, but without giving effect to the cancellation of shares contemplated by the Exchange Agreement as defined in the Sunset Merger Agreement), the authorized capital stock of Parent will consist of (i) 200,000,000 shares of Parent Common Stock, $.001 par value, and (ii) 10,000,000 shares of preferred stock, $0.001 par value per share, 1,000,000 shares of which has or will be designated Series A Redeemable Convertible Preferred Stock.  Immediately prior to the Effective Time (without giving effect to the Sunset Merger and the cancellation of shares contemplated by the Exchange Agreement), the issued and outstanding capital stock of Parent will consist entirely of (i) 5,045,658 shares of Parent Common Stock and (ii) no shares of preferred stock.  All issued and outstanding shares of Parent Common Stock are validly issued and outstanding, fully paid and nonassessable and free of preemptive rights.  Other than such shares, there are no shares of capital stock or other equity securities of Parent outstanding and, other than the Exchange Warrants (as defined in the Sunset Merger Agreement) to purchase 1,000,000 shares of Parent Common Stock, there are no outstanding options, warrants, subscription rights (including any preemptive rights), calls, or commitments, or convertible notes or instruments of any character whatsoever to which Parent is a party or is bound, requiring or which could require the issuance, sale or transfer by Parent of any shares of capital stock of Parent or any securities convertible into or exchangeable or exercisable for, or rights to purchase or otherwise acquire, any shares of capital stock of Parent.  There are no stock appreciation or similar rights relating to Parent.

(b)           The authorized capital of Merger Sub consists of 1,000 shares of common stock, $.001 par value per share, of which all 1,000 shares are issued and outstanding and held by Parent.  Other than such outstanding shares, there are no shares of capital stock or other equity securities of Merger Sub outstanding and no outstanding options, warrants, subscription rights (including any preemptive rights), calls, or commitments, or convertible notes or instruments of any character whatsoever to which Parent or Merger Sub is a party or is bound, requiring or which could require the issuance, sale or transfer by Parent or Merger Sub of any shares of capital stock of Merger Sub, any securities convertible into or exchangeable or exercisable for, or rights to purchase or otherwise acquire, any shares of capital stock of Merger Sub.  There are no stock appreciation or similar rights relating to Merger Sub.

(c)           All of the issued and outstanding capital stock of Parent/Sunset Merger Sub is (or will be) held by Parent.  Other than such shares, there are (or will be) no shares of capital stock or other equity securities of Parent/Sunset Merger Sub outstanding and no outstanding options, warrants, subscription rights (including any preemptive rights), calls, or commitments, or convertible notes or instruments of any character whatsoever to which Parent or Parent/Sunset Merger Sub is a party or is bound, requiring or which could require the issuance, sale or transfer by Parent or Sunset/Parent Merger Sub of any shares of capital stock of Parent/Sunset Merger Sub, any securities convertible into or exchangeable or exercisable for, or rights to purchase or otherwise acquire, any shares of capital stock of Parent/Sunset Merger Sub.  There are and will be no stock appreciation or similar rights relating to LCC Merger Sub.

6.3           Authority.

(a)           Each of Parent and Merger Sub has the requisite corporate power and authority to enter into this Agreement, to perform its obligations thereunder, and to consummate the transactions contemplated thereby.  The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub.  This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms.  No vote or approval of the shareholders of Parent is required in connection with the Merger.

(b)           The execution and delivery by Parent and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated thereby will not, (i) conflict with, or result in a violation of, any provision of bylaws or other charter documents of Parent or Merger Sub, (ii) constitute or result in a breach of or default (or an event which with notice or lapse of time, or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation or a loss of a benefit under, any note, bond, mortgage, indenture, deed of trust, lease, permit, concession, franchise, license, agreement or other instrument or obligation to which Parent is a party or to which the properties or assets of Parent or Merger Sub are subject, (iii) create any lien upon any of the properties or assets of Parent or Merger Sub, or (iv) constitute, or result in, a violation of any law applicable to Parent or Merger Sub or any of the properties or assets of either of them.

(c)           No consent, approval, order or authorization of, notice to, registration or filing with any governmental authority or other person is necessary in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, except for (i) filing of the Certificate of Merger with the Washington Secretary and, if required the Nevada Secretary of State, (ii) the filing of a Form D and related state securities law notices in connection with the issuance of Parent Common Stock in connection with the Merger, and (iii) the filing of a current report on form 8-K with the Securities and Exchange Commission (the “SEC”) announcing completion of the Merger.

6.4           SEC Filings; Financial Statements.

(a)           Parent has timely filed and made available to Company all forms, reports, schedules, statements and other documents required to be filed by Parent under the Exchange Act with the Commission since September 30, 2001 (collectively, the “Parent SEC Reports”).  The Parent SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and (ii) with respect to any Parent SEC Reports filed on or after January 1, 2004, did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in light of the circumstances under which they were made, not misleading.

(b)           Each of the consolidated financial statements (including, in each case, any related notes), contained in the Parent SEC Reports, including any Parent SEC Reports filed after the date of this Agreement until the Closing, complied, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly presented the financial position of Parent as at the respective dates and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

(c)           Between January 1, 2004 and the date hereof, except as disclosed in the Parent SEC Reports and other than as contemplated by this Agreement, the Sunset Merger Agreement or the PPM, there has not been any change in the business or operations of the Parent that has had or reasonably would be expected to have a Material Adverse Effect on Parent.

6.5           Ownership of Merger Sub, No Prior Activities.  As of the date hereof and as of the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated hereby or thereby, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

6.6           Litigation.  There are no legal actions (a) pending or, to the knowledge of Parent, threatened against Parent, Merger Sub or the transactions contemplated by this Agreement or (b) pending or, to the knowledge of Parent, threatened against any current employee, officer or director of Parent that, in any way relates to the Parent.  Parent is not subject to any order, judgment, writ, injunction or decree of any governmental authority.

6.7           Taxes.  Parent has timely filed all material tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a governmental entity having authority to do so) (“Parent Tax Return”).  Each such Parent Tax Return is true, correct and complete in all material respects.  Parent has paid, within the time and manner prescribed by law, all material taxes that are due and payable.  No Parent Tax Return is the subject of any investigation, audit or other proceeding by any federal, state or local tax authority.

6.8           No Employees; Labor Matters.  Other than as contemplated by the Sunset Merger Agreement and officers of Parent and Sunset, neither Parent, Sunset nor Merger Sub has any employees.  No unfair labor practice, or race, sex, age, disability or other discrimination, complaint is pending, nor is any such complaint, to the knowledge of Parent, threatened against Parent or Sunset before the National Labor Relations Board, Equal Employment Opportunity Commission or any other governmental authority, and no grievance is pending, nor is any grievance, to the knowledge of Parent, threatened against Parent, Sunset or Merger Sub.

6.9           Contracts and Commitments.

(a)           Except for this Agreement, the Sunset Merger Agreement and the agreements and transactions specifically contemplated by this Agreement and the Sunset Merger Agreement, neither Parent nor Merger Sub is a party to or subject to:

(i)            any agreement or other commitments requiring any payments or performance of services by Parent or Merger Sub;

(ii)           any agreement or other commitments containing covenants limiting the freedom of Parent or Merger Sub to compete in any line of business or with any Person or in any geographic location or to use or disclose any information in their possession;

(iii)          any license agreement (as licensor or licensee) or royalty agreement;

(iv)          any agreement of indemnification, other than indemnification rights granted in the Bylaws or Articles of Incorporation of Parent;

(v)           any agreement or undertaking pursuant to which Parent is: (A) borrowing or is entitled to borrow any money; (B) lending or has committed itself to lend any money; or (C) a guarantor or surety with respect to the obligations of any Person; and

(vi)          any leases of real property.

(b)           Parent is not in violation or breach of any material contract to which it is a party.  There does not exist any event or condition that, after notice or lapse of time or both, would constitute an event of default or breach under any material contract on the part of Parent or, to the knowledge of Parent, any other party thereto or would permit the modification, cancellation or termination of any material contract or result in the creation of any lien upon, or any person acquiring any right to acquire, any assets of Parent, Sunset or Merger Sub.  Parent has not received in writing any claim or threat that Parent, Sunset or Merger Sub has breached any of the terms and conditions of any material contract.

(c)           The consent of, or the delivery of notice to or filing with, any party to a material contract is not required for the execution and delivery by Parent and Merger Sub of this Agreement or the consummation of the transactions contemplated under the Agreement.

6.10         Disclosure.  The representations and warranties of Parent and Merger Sub herein do not contain and will not contain any untrue statement of a material fact and do not omit and will not omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.  There are no material facts or circumstances relating to Parent or Merger Sub which have not been disclosed to Company herein or in the Sunset Merger Agreement or the PPM.

ARTICLE VII

PRE-CLOSING COVENANTS

7.1           Operation of Parent.

(a)           Except as specifically provided in this Agreement or as contemplated by the Sunset Merger Agreement, between the date of this Agreement and the Effective Time, Parent shall:

(i)            maintain its books of account and records in the usual and ordinary manner, and in conformity with its past practices;

(ii)           pay accounts payable and other obligations when they become due and payable in the ordinary course of business consistent with past practices except to the extent disputed in good faith;

(iii)          conduct its business, if any, in the ordinary course consistent with past practices, or as required by this Agreement;

(iv)          pay all taxes when due and file all Parent Tax Returns on or before the due date therefor except to the extent disputed in good faith;

(v)           make appropriate provisions in its books of account and records for taxes relating to its operations during such period (regardless of whether such taxes are required to be reflected in a tax return having a due date on or prior to the Closing Date);

(vi)          withhold all taxes required to be withheld and remitted by or on behalf of the Parent in connection with amounts paid or owing to any Parent personnel or other person, and pay such taxes to the proper governmental authority or set aside such taxes in accounts for such purpose;

(vii)         make all required filings on a timely basis with the SEC or any other state, federal or local regulatory body, including, without limitation, making all filings under the Securities Act and the Exchange, on a timely basis so as to maintain Parent’s status as a reporting company in good standing under the Exchange Act; and

(viii)        comply with the listing requirements of, and take all steps reasonably necessary to maintain Parent’s listing on, the OTC Bulletin Board.

(b)           Without the prior written consent of the Company and Sunset and except as contemplated by this Agreement or the Sunset Merger Agreement, between the date of this Agreement and the Effective Time (or termination of this Agreement), neither Parent nor Merger Sub shall:

(i)            grant any increase in the compensation payable, or to become payable, to any Parent or Merger Sub personnel or enter into any bonus, insurance, pension, severance, change-in-control or other benefit plan, payment, agreement or arrangement for or with any Parent or Merger Sub personnel, except as consistent with past practices in the ordinary course of business;

(ii)           borrow or agree to borrow any funds, incur any indebtedness or directly or indirectly guarantee or agree to guarantee the obligations of others, or draw or borrow on any lines of credit that may be available to Parent or Parent Sub;

(iii)          except as specifically contemplated by this Agreement or the Sunset Merger Agreement, enter into any material agreement, contract, lease or other commitment;

(iv)          place or allow to be placed a lien on any of the assets of Parent or Merger Sub;

(v)           except as specifically contemplated by this Agreement, cancel, discount or otherwise compromise any material indebtedness owing to Parent or any claims which Parent may possess or waive any rights of material value;

(vi)          sell or otherwise dispose of any assets of Parent, except in the ordinary course of business consistent with past practices;

(vii)         commit any act or omit to do any act which will cause a breach of this Agreement or any other material agreement, contract, lease or commitment;

(viii)        violate any law or governmental approval, including, without limitation any federal or state securities laws;

(ix)           make any loan, advance, distribution or payment of any type or to any Person other than as specifically contemplated by this Agreement or the Sunset Merger Agreement;

(x)            amend its Articles of Incorporation or Bylaws;

(xi)           merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any business or any Person or division thereof;

(xii)          make any tax election or settle or compromise any tax liability other than in the ordinary course of business consistent with past practices; or

(xiii)         take any action or series of actions that results in or is likely to result in (i) the delisting of the Parent Common Stock from trading on the OTC Bulletin Board, or (ii) Parent losing its status as a reporting company in good standing under the Exchange Act.

7.2           Operation of Company.

(a)           Except as specifically provided in this Agreement, between the date of this Agreement and the Effective Time, Company shall:

(i)            maintain its books of account and records in the usual and ordinary manner, and in conformity with its past practices;

(ii)           pay accounts payable and other obligations when they become due and payable in the ordinary course of business consistent with past practices except to the extent disputed in good faith;

(iii)          conduct its business, if any, in the ordinary course consistent with past practices, or as required by this Agreement;

(iv)          pay all taxes when due and file all Company Tax Returns on or before the due date therefor except to the extent disputed in good faith;

(v)           make appropriate provisions in its books of account and records for taxes relating to its operations during such period (regardless of whether such taxes are required to be reflected in a tax return having a due date on or prior to the Closing Date); and

(vi)          withhold all taxes required to be withheld and remitted by or on behalf of the Company in connection with amounts paid or owing to any Company personnel or other person, and pay such taxes to the proper governmental authority or set aside such taxes in accounts for such purpose.

(b)           Without the prior written consent of Parent and Sunset, between the date of this Agreement and the Effective Time (or termination of this Agreement), the Company shall not:

(i)            except for the issuance of the securities described or contemplated by Section 6.2 of this Agreement or as otherwise contemplated by this Agreement or the Sunset Merger Agreement, issue or promise to issue any capital stock or any options, warrants or other rights to subscribe for or purchase any capital stock or any securities convertible into or exchangeable or exercisable for, or rights to purchase or otherwise acquire, any shares of the capital stock of the Company;

(ii)           declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

(iii)          enter into any material contract or commitment that is not approved by Sunset in advance, or amend or otherwise modify or waive any of the terms of any of its material contracts, other than in the ordinary course of business consistent with past practice, or violate or terminate any such material contracts;

(iv)          transfer, assign or license to any person or entity any rights to its intellectual property other than in the ordinary course of business consistent with past practice

(v)           enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or intellectual property;

(vi)          adopt or amend any employee benefit or stock purchase or option plan, or hire any new director level, officer or management level employee, pay any special bonus or special remuneration to any employee, consultant or director, or increase the salaries or wage rates of its employees;

(vii)         except as may be required or reasonably necessary in order to complete the transactions contemplated by this Agreement, agree to borrow any funds, incur any indebtedness or directly or indirectly guarantee or agree to guarantee the obligations of others, or draw or borrow on any lines of credit that may be available to Company;

(viii)        place or allow to be placed a lien or encumbrance on any of the assets of the Company;

(ix)           pay, discharge or satisfy in an amount in excess of $5,000 in any one case or $30,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company’s financial statements;

(x)            make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice;

(xi)           materially reduce the amount of any material insurance coverage provided by existing insurance policies;

(xii)          terminate or waive any right of substantial value;

(xiii)         commence a lawsuit other than (1) for the routine collection of bills, (2) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Sunset prior to the filing of such a suit, or (3) for a breach of this Agreement;

(xiv)        sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, except in the ordinary course of business consistent with past practice;

(xv)         commit any act or omit to do any act which will cause a breach of this Agreement or any other material agreement, contract, lease or commitment to which the Company is party;

(xvi)        violate any law or governmental approval, including, without limitation any federal or state securities laws;

(xvii)       make any loan, advance, distribution or payment of any type or to any Person other than as contemplated by this Agreement;

(xviii)      amend its Articles of Incorporation or Bylaws;

(xix)         except as contemplated by this Agreement, consolidate with, or agree to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any business or any Person or division thereof;

(xx)          make any tax election or settle or compromise any tax liability other than in the ordinary course of business consistent with past practices;

(xxi)         lease or purchase or agree to lease or purchase any assets or properties; or

(xxii)        take, or agree in writing or otherwise to take, any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform its covenants hereunder in any material respect.

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1           Access to Information.

(a)           From the date hereof to the Effective Time, Company shall afford, and shall cause its officers, directors, employees, representatives and agents to afford, to Parent and to the officers, employees and agents of Parent reasonable access during normal business hours to Company’s officers, employees, agents, representatives, properties, books, records and contracts, and shall furnish to Parent all financial, operating and other data and information as Parent, through its agents, officers, employees or other representatives, may reasonably request.

(b)           From the date hereof to the Effective Time, Parent and Merger Sub shall afford, and shall cause its officers, directors, employees, representatives and agents to afford, to Company and to the officers, employees and agents of Company reasonable access during normal business hours to Parent’s officers, employees, agents, representatives, properties, books, records and contracts, and shall furnish to Company all financial, operating and other data and information as Company, through its agents, officers, employees or other representatives, may reasonably request.

(c)           No investigation pursuant to Section 8.1(a) shall affect any representations or warranties of the Parties herein or the conditions to the obligations of the Parties.

8.2           Expenses and Taxes.  Each of the Parties shall pay their respective costs incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the fees of the attorneys, accountants and advisors; provided, however, that the legal costs and other transaction-related expenses incurred by the Company or by the Shareholders in connection with the negotiation or consummation of the transactions contemplated by this Agreement shall be paid by the Shareholders or, at the option of Parent, paid by the Surviving Corporation with a corresponding offset, at the Parent’s option, against payments due under the Closing Notes or against the Deferred Cash Consideration otherwise due to the Shareholders pursuant to this Agreement.

8.3           News Releases.  Except as otherwise required by law or the rules of the SEC or NASD, so long as this Agreement is in effect, Parent, Sunset and the Company will not, and will not permit any of their respective affiliates or representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.  Subject to the foregoing, Parent, Sunset and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as reasonably possible.

8.4           Additional Agreements.  Subject to the terms and conditions of this Agreement, each Party agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated by this Agreement.  If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the constituent corporations, the proper officers and directors of each such corporation shall take all such necessary or desirable action.

8.5           Notification of Certain Matters.

(a)           Company shall give prompt notice to Parent of any material inaccuracy in any representation or warranty made by it herein, or any material failure of Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by

Company under this Agreement; provided, however, that no such notification shall affect the representations or warranties or covenants or agreements of Company or the conditions to the obligations of Parent hereunder.

(b)           Parent shall give prompt notice to Company of any material inaccuracy in any representation or warranty made by it herein, or any material failure of Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties or covenants or agreements of Parent or the conditions to the obligations of Company hereunder.

(c)           Company and Parent shall each promptly advise the other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, in the future would have, a Material Adverse Effect or any adverse effect on the right or ability of any Party to enter into and complete the Merger and other transactions contemplated hereby.

8.6           Confidentiality.

(a)           Each Party shall hold, and shall cause its officers, employees, agents and representatives, including, without limitation, attorneys, accountants, consultants and financial advisors who obtain such information to hold, in confidence, and not use for any purpose other than evaluating the transactions contemplated by this Agreement, any confidential information of another Party obtained through the investigations permitted hereunder, which for the purposes hereof shall not include any information which (i) is or becomes generally available to the public other than as a result of disclosure by a Party or one of its affiliates in violation of its obligations under this subsection, (ii) becomes available to a Party on a nonconfidential basis from a source, other than the Party which alleges the information is confidential or its affiliates, which has represented that such source is entitled to disclose it, or (iii) was known to a Party on a nonconfidential basis prior to its disclosure to such Party hereunder.  If this Agreement is terminated, at the request of a Party, the other Party shall deliver, and cause its officers, employees, agents, and representatives, including, without limitation, attorneys, accountants, consultants and financial advisors who obtain confidential information of the requesting Party pursuant to investigations permitted hereunder, to deliver to the requesting Party all such confidential information that is written (including copies or extracts thereof).  The confidentiality obligations of this Section 7.6 shall apply to Parent and Merger Sub with respect to any confidential information obtained with respect to the Company or the Merger.

(b)           If a Party or a Person to whom a Party transmits confidential information of another Party is requested or becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, criminal or civil investigative demand or similar process) to disclose any of such confidential information, such Party or other Person will provide the other Party with prompt written notice so that such Party may seek a protective order or other appropriate remedy or waive compliance with Section 8.6(a).  If such protective order or other remedy is not obtained, or if the applicable Party waives compliance with Section 8.6(a), the Party or Person subject to the request will furnish only that portion of such confidential information which is legally required and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such confidential information.

8.7           Consents and Filings.  The Parties shall, promptly after execution of this Agreement, make all required filings and submissions with respect to the Merger, the offering contemplated by the PPM, and the Merger.  Each Party will take all reasonable actions to obtain any other consent, authorization, order or approval of, or any exemption by, any Person required to be obtained or made in connection with the Merger, the offering contemplated by the PPM, and the other transactions contemplated by this Agreement.  Each Party will cooperate with and promptly furnish information to the other Party in connection with obtaining such consents or making any such filings and will promptly furnish to the other Party a copy of all filings made with a governmental authority.

8.8           Parent SEC Filings.  Between the date hereof and the Closing Date, Company shall cooperate with Parent in connection with the preparation and filing of, and provide to Parent for inclusion or incorporation by reference in, any reports, filings, schedules or registration statements (including any prospectus contained in any such registration statement) to be filed by Parent with the Commission (the “Parent Filings”).  Without limiting the foregoing, Company shall take all commercially reasonable actions requested by Parent to enable Parent to include or incorporate by reference in the Parent Filings any Financial Statement of Company, including, without limitation, and any auditors’ report thereon.  Parent agrees that (i) at least three (3) business days prior to filing, Parent shall furnish the Company copies of all proposed Parent Filings relating to, disclosing or describing the transactions contemplated by this Agreement, the Letter of Intent, or the PPM, and (ii) it shall not make any Parent Filing described in the immediately preceding clause (i) without the prior consent of the Company, which shall not be unreasonably withheld, conditioned or delayed.

8.9           No Solicitation.

(a)           Prior to termination of this Agreement pursuant to Article X hereof, neither the Company, its subsidiaries, if any, or any Shareholder shall not, nor shall the Company or any Shareholder authorize or permit any officers, directors or employees of, or any investment bankers, attorneys or other agents or representatives retained by or acting on behalf of, the Company, any of its subsidiaries or Shareholders, or authorize any third party to:  (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal that constitutes an Acquisition Proposal (as hereinafter defined), (ii) engage or participate in negotiations or discussions with, or furnish any information or data to, or take any other action to, facilitate any inquiries or making any proposal by, any third party relating to an Acquisition Proposal, (iii) enter into any agreement with respect to any Acquisition Proposal or approve an Acquisition Proposal, (iv) negotiate or enter discussions with, or furnish any information to, any third party (a “Potential Acquiror”) with respect to any unsolicited Acquisition Proposal, or (v) make or authorize any statement, recommendation or solicitation in support of any possible Acquisition Proposal. In the event that the Company shall receive any Acquisition Proposal, it shall promptly (and in no event later than 48 hours after receipt thereof) furnish to Parent and Sunset the identity of the recipient of the Acquisition Proposal and of the Potential Acquiror, the terms of such Acquisition Proposal, and copies of such Acquisition Proposal and all information provided by the Potential Acquiror.  The Company and the Shareholders understand and agree that any violation of the restrictions set forth in this Section 8.9 by the Company or any of its subsidiaries or Shareholders, or by any director or officer of the Company or any of its subsidiaries or any financial advisor, attorney or other advisor or representative of the Company or any of its subsidiaries, whether or not such person is purporting to act on behalf of the Company, any of its subsidiaries, the Shareholders or otherwise, or any violation of these restrictions by any third party authorized by the Company or the Shareholders to do so, shall be deemed to be a breach of this Section 8.9 sufficient to enable Parent to terminate this Agreement pursuant to Article X hereof and seek injunctive and monetary relief to the fullest extent permitted by applicable law.

(b)           For the purposes of this Agreement, “Acquisition Proposal” shall mean (i) any proposal, whether in writing or otherwise, made by any person other than Parent, Sunset or Merger Sub to acquire “beneficial ownership” (as defined under Rule 13(d) of the Securities Exchange Act of 1934, as amended) of any material part of the assets (other than in the ordinary course of the Company’s business) or outstanding capital stock (or securities convertible into shares of capital stock) of any of the Company or its subsidiaries pursuant to a merger, consolidation, exchange of shares or other business combination, sale of shares of capital stock (or securities convertible into capital stock), sales of assets, tender offer or exchange offer or similar transaction involving the Company or its subsidiaries, including, without limitation, any sale or transfer or license of the Company’s intellectual property, or (ii) any other transaction or proposed transaction, the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger contemplated by this Agreement or the Sunset Merger, or which would reasonably be expected to dilute the benefits of such transactions to Parent or Sunset.

8.10         Tax-Free Reorganization.  Parent and the Company intend that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.  Parent and the Company shall each use its reasonable best efforts to cause the Merger to so qualify. Neither Parent nor the Company shall (nor shall the Company permit any Shareholder to) knowingly take any action, or knowingly fail to take any action that would be reasonably likely to jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

8.11         Cancellation of Certain Shares.  Each of Sunset Holdings International, Ltd. (“SHI”), Linda Langdon and Cynthia Langdon hereby agrees that immediately following completion of the Merger (and the issuance of the Merger Consideration contemplated by this Agreement), (i) an aggregate of 116,406 shares of Parent Common Stock held of record by SHI shall be cancelled and the Parent shall be authorized to deduct such number of shares from the shares of Parent Common Stock issued and otherwise deliverable to SHI as a result of the Sunset Merger, (ii) an aggregate of 116,407 of the Escrow Shares shall be cancelled and Parent shall be authorized to deduct such number of shares from the Escrow Shares issued to Linda Langdon and otherwise deliverable to the Escrow Holder at Closing, and (iii) an aggregate of 116,407 of the Escrow Shares shall be cancelled and Parent shall be authorized to deduct such number of shares from the Escrow Shares issued to Cynthia Langdon and otherwise deliverable to the Escrow Holder at Closing.

ARTICLE IX

CLOSING DELIVERIES AND CONDITIONS TO CLOSING

9.1                           Documents to be Delivered by Parent.  At the Closing, Parent shall deliver to Company the following:

(a)           A certificate of the Secretary of Parent and the Secretary of Merger Sub, dated the Closing Date, in form and substance reasonably satisfactory to the Company as to (i) the corporate actions taken by Parent and Merger Sub and their respective boards of directors to authorize the transactions contemplated hereby, and (ii) the incumbency and signatures of the officers of Parent and Merger Sub executing this Agreement and the other agreements, instruments and other documents executed by or on behalf of Parent and Merger Sub pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby.

(b)           A certificate, executed by an officer of Parent in such detail as Company shall reasonably request, certifying that all representations, warranties and covenants herein are true and correct as of the Effective Time.  The delivery of such certificate shall constitute a representation and warranty of Parent as to the statements set forth therein.

(c)           A copy of the resolutions adopted by (i) the shareholders and Board of Directors of Merger Sub, and (ii) the Board of Directors of Parent, approving this Agreement, the Merger and the transactions contemplated hereby, certified by their respective Secretaries.

(d)           The Certificate of Merger, duly executed by the Parent and Merger Sub.

(e)           [Reserved].

(f)            Employment Agreements, in a form and substance reasonably acceptable to Sunset and Parent and having the general terms described in the PPM under the section entitled “MANAGEMENT – Executive Compensation” between the Parent (or its designated subsidiary) and Dan Langdon and Linda Langdon (the “Langdon Employment Agreements”), duly executed by Parent or its designated subsidiary;

(g)           [Reserved];

(h)           Non-Compete Agreements, having a term of five (5) years or such lesser term as agreed to by Sunset and in a form and substance reasonably acceptable to Sunset and Parent, between the Parent and each of Dan and Linda Langdon (the “Non-Compete Agreements”), duly executed by Parent;

(i)            Such other customary certificates or documents as may be reasonably required by Company.

9.2           Documents to be Delivered by Company.  At the Closing, Company shall deliver to Parent the following:

(a)           A certificate of the Secretary and President of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Parent as to (i) the corporate actions taken by Company and its board of directors and shareholders to authorize the transactions contemplated hereby, and (ii) the incumbency and signatures of the officers of Company executing this Agreement and the other agreements, instruments and other documents executed by or on behalf of Company pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby;

(b)           A certificate, executed by the President and Chief Financial Officer of the Company, in such detail as Parent shall reasonably request, certifying that all representations, warranties and covenants herein are true and correct as of the Effective Time.  The delivery of such certificate shall constitute a representation and warranty of Company as to the statements set forth therein.

(c)           A copy of the resolutions adopted by the Shareholders and Board of Directors of Company approving this Agreement, the Merger, and the transactions contemplated hereby, certified by the Secretary and President of the Company.

(d)           An opinion of counsel, dated as of the Closing Date, with respect to such matters of the Corporation Law, California and federal law relating to the Company or the Merger, as may be reasonably requested by Parent.

(e)           [Reserved].

(f)            A copy of the Certificate of Incorporation of the Company, certified as of a recent date by the Secretary of State of the State of Washington.

(g)           Stock powers executed in blank from each Shareholder for the shares of Escrow Shares delivered to the Escrow Holder on behalf of such Shareholder.

(h)           Certificates representing all outstanding shares of Company Common Stock, together with such letters of transmittal, stock powers and other documents as are necessary to effect the cancellation or exchange thereof shall be delivered at the Closing or as soon after the Closing as reasonably practicable.

(i)            To the extent required by applicable law, prior to the Closing Date, the Company shall deliver to Parent Form W-9 or such other documents (in form and substance reasonably satisfactory to Parent) meeting the requirements necessary to establish that the Shareholders are eligible for exemption from withholding under the Code with respect to the cash portion of the Merger Consideration.

(j)            The Company’s minute books and stock record books referred to in Section 4.23 above and, to the extent requested, all other documents, books, records, agreements and financial data in the possession of the Company shall have been delivered to Parent as soon after the Closing as reasonably practicable.

(k)           The Updated Schedule 2.2 certified by the Company’s Chief Financial Officer and Secretary as being complete and accurate in all material respects.

(l)            [Reserved]

(m)          The Langdon Employment Agreements, duly executed by each of Linda and Dan Langdon.

(n)           Non-Compete Agreements duly executed by Dan and Linda Langdon.

9.3           Conditions to Obligations of Each Party.  Each Party’s obligations to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver at or prior to the Closing, of each of the following conditions:

(a)           No temporary restraining order, preliminary or permanent injunction or other order issued by any governmental authority or other material legal restraint or prohibition issued or promulgated by a governmental authority preventing the consummation of the transactions contemplated by this Agreement shall be in effect or shall be threatened, and there shall not be any law or regulation enacted or deemed applicable to the transactions contemplated by this Agreement that makes consummation of such transactions illegal.

(b)           The Certificate of Merger shall have been filed simultaneously with the Closing.

(c)           The Sunset Merger shall have been completed.

9.4           Conditions to Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(a)           Each of the representations and warranties of the Company and the Shareholders set forth in this Agreement (i) that are not qualified by materiality must have been true and correct in all material respects as of the Closing Date, and (ii) that are qualified by materiality must have been true and correct as of the Closing Date; except, in each case, for inaccuracies that would not individually or in the aggregate have a Material Adverse Effect on the Company.

(b)           All of the obligations, covenants and agreements with which the Company or Shareholders are required to comply or that the Company or the Shareholders are required to perform under this Agreement at or prior to the Closing shall have been complied with and performed in all material respects.

(c)           The documents required to be delivered by the Company pursuant to Section 9.2 above shall have been delivered simultaneously with the Closing.

(d)           Audited financial statements of the Company by BDO Seidman LLP for such periods as may be required under applicable federal or state securities laws or as may be reasonably required by Sunset or Parent shall be completed and delivered to Parent and Sunset and shall not show a material adverse change in the financial condition or results of operations of the Company.

9.5           Conditions to Obligations of Company.  The obligation of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(a)           Each of the representations and warranties of Parent set forth in this Agreement (i) that are not qualified by materiality must have been true and correct in all material respects as of the Closing Date, and (ii) that are qualified by materiality must have been true and correct as of the Closing Date; except, in each case, for inaccuracies that would not individually or in the aggregate have a Material Adverse Effect on Parent.

(b)           All of the obligations, covenants and agreements with which Parent or Merger Sub is required to comply or that Parent or Merger Sub is required to perform under this Agreement at or prior to the Closing shall have been complied with and performed in all material respects.

(c)           The documents required to be delivered by Parent pursuant to Section 9.1 above shall have been delivered simultaneously with the Closing.

ARTICLE X

TERMINATION

10.1         Termination.  This Agreement may be terminated at any time prior to the Effective Time:

(a)           by mutual written consent of the Company, Parent and Sunset at any time prior to the Closing;

(b)           by Sunset or Parent (but only with the prior consent of Sunset) in the event of a material breach by Company or Shareholders of any provision of this Agreement for which written notice has been given to the Company and the Stockholder Representative and which breach has not been cured prior to the earlier of (i) the Termination Date or (ii) thirty (30) days following notice of such breach; provided, however that the right to terminate this Agreement under this Section 10.1(b) shall not be available to Parent if Parent or Merger Sub have materially breached any provision of this Agreement and such breach remains uncured;

(c)           by Company in the event of a material breach by Parent, Sunset or Merger Sub of any provision of this Agreement which breach has not been cured prior to the Termination Date; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to the Company if the Company has materially breached any provision of this Agreement and such breach remains uncured;

(d)           by either Sunset or the Company if the Closing shall not have occurred by September 14, 2004 (the “Termination Date”); provided, however, the right to terminate this Agreement under this Section 10.1(d) shall not be available (i) to any party whose failure to fulfill any obligation hereunder has been the cause of, or results in, the failure of the Closing to have occurred on or before the Termination Date;

(e)           by Sunset in the event the Sunset Merger Agreement is terminated prior to completion of the Sunset Merger; or

10.2         Effect of Termination.  Except for the provisions of Sections 8.2, 8.3, 8.6, the provisions of Article X and the provisions of Article XI hereof, each of which shall survive any termination of this Agreement, in the event of termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and of no further force and effect and the Parties shall be released from any and all obligations hereunder; provided, however, that termination of this Agreement shall relieve any Party from liability for the breach of any of its obligations hereunder.

ARTICLE XI

INDEMNIFICATION

11.1         Survival of Representations and Warranties.  Subject to the provisions of Section 11.3 below, all representations and warranties of the Company, the Company Stockholders and Parent contained herein or in any document, certificate or other instrument required to be delivered hereunder in connection with the transactions contemplated hereby shall survive the Closing for the period ending on the date that is (12) months after the Closing Date (the “Survival Date”); provided, however, that (a) to the extent that the Release Date is later than the Survival Date, the Survival Date shall be extended until the Release Date with respect to the representations and warranties of the Company and the Company Stockholders, and (b) the representations and warranties of the Company and the Stockholders relating to the Reserved Claims shall not expire and shall survive the Survival Date. No claim for indemnification for breach of a representation or warranty may be commenced after the period of survival of such representation or warranty, provided, however, that claims made within the applicable time period shall survive to the extent of such claim until such claim is finally determined and, if applicable, paid.

11.2         Notice of Claims.  If Parent is of the opinion that any Parent Claim (as defined below) has occurred or will or may occur, Parent shall so notify the Stockholder Representative, and each such notice shall be in writing and shall describe with reasonable specificity the nature and amount of such asserted Parent Claim.  If the Stockholder Representative is of the opinion that any Company Claim (as defined below) has occurred or will or may occur, the Stockholder Representative shall so notify Parent, and each such notice shall be in writing and shall describe with reasonable specificity the nature and amount of such asserted Company Claim.  Any such notice of any Parent Claim or Company Claim is referred to in this Agreement as a “Notice of Claim”.  The Party receiving the Notice of Claim shall be deemed to have accepted the Claims described in the Notice of Claim unless the receiving party shall have delivered to the Party who sent the Notice of Claim written notice objecting to all or any portion of Claims described in the Notice of Claim and explaining, with reasonable specificity, the reasons why the receiving Party believes they do not have the any liability to the delivering Party for all or a portion of the Claims specified in the Notice of Claim.

11.3         Termination of Rights Hereunder.  Notwithstanding any other provision hereof (but subject to the provisions of Section 11.1(a) hereof, no Claim may be made or lawsuit instituted under the provisions of this Article XI or in any way arising in connection with this Agreement or any representation or warranty hereunder, except for Reserved Claims (as defined below), after the Survival Date.  Notwithstanding anything to the contrary contained in this Agreement, any Parent Claims based upon common law fraud, intentional misrepresentation, or misrepresentations by the Company or the Company Stockholders as to the Company’s capitalization (including, without limitation, any claims described in Section 11.4(iii) below or any breach of the representations and warranties contained in Section 4.2 hereof) (collectively, “Special Parent Claims”), shall have no expiration date and any such Parent Claims may be made or suits may be instituted at any time.  “Reserved Claims” shall mean any Parent Claims or Company Claims which have been asserted, in accordance with this Article XI, within the applicable periods set forth within this Section 11.3; provided, however that any Special Parent Claims may be made at any time.

11.4         Indemnification of Parent and Merger Sub.  By their approval of this Agreement and the Merger and by their acceptance of the Merger Consideration, each Company Stockholder (except for holders of the Dissenting Shares, if any) on the Closing Date agrees, subject to the terms and conditions set forth herein, to severally and not jointly based upon such Company Stockholder’s pro rata share of the Merger Consideration payable in respect of all outstanding shares of Company Common Stock, indemnify and hold harmless each of Parent, Merger Sub, Sunset, the Surviving Corporation, each of their respective subsidiaries and affiliates and each of their and their subsidiaries’ and affiliates’ respective directors, officers, agents and employees (each an indemnified party) at all times from and after the Closing from and against all Damages (as defined below) that results from (i) the breach or inaccuracy of any representation or warranty of the Company or such Company Stockholder set forth in the Agreement or in any certificate or other document delivered in connection with the transactions contemplated by this Agreement with respect to which a claim for indemnification is brought by an indemnified party within the applicable survival period described in Section 11.1, or (ii) any breach or nonfulfillment by the Company or such Company Stockholder, or any noncompliance by the Company or such Company Stockholder with, any covenant, agreement, or obligation contained herein or in any certificate or other document delivered in connection with the transactions contemplated by this Agreement except to the extent waived in writing by Parent and Sunset, or (iii) any claim by a holder or former holder of the Company’s capital stock or options, warrants or other securities convertible into or exercisable for shares of the Company’s capital stock (the “Convertible Securities”) or any other person, seeking to assert, or based upon: (A) ownership or rights of ownership to any shares of capital stock of the Company; (B) any rights of a stockholder of the Company (other than the right to receive the Merger Consideration pursuant to this Agreement or appraisal rights under the applicable provisions of the Corporation Law), including any option, preemptive rights, or rights to notice or to vote; (C) any rights under the charter or bylaws of the Company; or (D) any claim that his, her or its shares or Convertible Securities were wrongfully repurchased, canceled, terminated or otherwise limited by the Company, regardless of whether an action, suit or proceeding can or has been made against the Company, and any and all actions, suits and Proceedings resulting from any of the foregoing (hereinafter called a “Parent Claim” or “Parent Claims”).

11.5         Indemnification of Company Stockholders.  Parent agrees, subject to the terms and conditions set forth herein, to indemnify, defend, protect, and hold harmless each Company Stockholder (each an indemnified party) at all times from and after the Closing from and against all Damages (i) that result from the breach or inaccuracy of any representation or warranty of Parent set forth in the Agreement or in any certificate or other document delivered in connection with the transactions contemplated by this Agreement with respect to which a claim for indemnification is brought by an indemnified party within the applicable survival period described in Section 11.1, or (ii) any breach or nonfulfillment by Parent, or any noncompliance by Parent with, any covenant, agreement, or obligation contained herein or in any certificate or other document delivered in connection with the transactions contemplated by this Agreement except to the extent waived in writing by the Stockholder Representative, and any and all actions, suits and proceedings resulting from any of the foregoing (hereinafter called a “Company Claim” or “Company Claims”).  Parent Claims and Company Claims are sometimes collectively referred to herein as “Claims”.

11.6         Matters Involving Third Parties.

(a)           In the event any claim is made, suit is brought or tax audit or other proceeding is instituted against Parent or the Company, or any of their present or future respective directors, officers, subsidiaries or affiliates which involves or appears reasonably likely to involve a Parent Claim for which indemnification may be sought against the Company Stockholders hereunder, Parent will, promptly (and in any event within fifteen (15) business days) after receipt of notice of any such claim, suit or proceeding, notify the Stockholder Representative of the commencement thereof.  The failure to so notify the Stockholder Representative of the commencement of any such claim, suit or proceeding will relieve the Company Stockholders from liability only to the extent that such failure has a material adverse effect on the ability of the Stockholder Representative to defend their interests in such claim, action or proceeding.  Parent’s notice to the Stockholder Representative of the commencement of a claim, suit or proceeding shall be followed by a statement of Parent’s position, together with the reasons therefor, with respect to the condition set forth in clause (iv) of this Section 11.6(a) within 15 days of the delivery of the such initial notice to the Stockholder Representative regarding such claim, suit or proceeding.  The Stockholder Representative (at the expense of the Company Stockholders) shall have the right and shall be given the opportunity to assume and control the defense of such claim, suit or proceeding with counsel of their choice reasonably satisfactory to Parent so long as (i) the Stockholder Representative notifies the indemnified party in writing within 30 days after the indemnified party has given notice of such claim that the Company Stockholders will indemnify the indemnified party from and against the entirety of any damages the indemnified party may suffer resulting from, arising out of, relating to, in the nature of, or caused by such claim, (ii) the Stockholder Representative provides the indemnified party with evidence reasonably acceptable to the indemnified party that the Company Stockholders will have the financial resources to defend against such claim and fulfill their indemnification obligations hereunder, (iii) such claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, such claim is not, in the reasonable judgment of Parent, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the indemnified party and the indemnified party conducts the defense of such claim actively and diligently, and (v) the Stockholder Representative conducts the defense of such claim actively and diligently; provided, however, that Parent and its counsel (at Parent’s expense) may participate in (but not control the conduct of) all matters pertaining to the defense or settlement of such claim, suit or proceeding.  Whether or not the Stockholder Representative elects to assume such defense, Parent shall not, except at its own cost, make any settlement with respect to any such claim, suit or proceeding without the prior written consent of the Stockholder Representative which shall not be unreasonably withheld, conditioned or delayed.  If Parent elects to assume the defense of a claim, the Stockholder Representative and its counsel (at the Company Stockholders’ expense) may participate in (but not control the conduct of) all matters pertaining to the defense or settlement of such claim, suit or proceeding.  Parent’s consent to the settlement of any such claim, suit or proceeding by the Stockholder Representative shall be required and shall not be unreasonably withheld or delayed, but such consent shall not be required if (or to the extent that) such settlement only requires the payment of a monetary amount and includes a full release of claims against Parent and does not include a statement as to or admission of fault, culpability or failure to act by or on behalf of Parent.

(b)           In the event any of the conditions in Section 11.6(a) above is or becomes unsatisfied, or if the Stockholder Representative has elected not to conduct the defense of the claim (i) the indemnified party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, such claim in any manner it may deem appropriate; provided, however, that Parent shall not, except at its own cost, make any settlement with respect to any such claim, suit or proceeding without the prior written consent of the Stockholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) the Company Stockholders will reimburse the indemnified party promptly and periodically for the costs of defending against such claim (including attorneys’ fees and expenses), and (iii) the Company Stockholders will remain responsible for any damages the indemnified party may suffer resulting from, arising out of, relating to, in the nature of, or caused by such claim to the fullest extent provided in this Article XI.

(c)           In the event any claim is made, suit is brought or other proceeding is instituted against a Company Stockholder, which involves or appears reasonably likely to involve a Company Claim for which indemnification may be sought against Parent hereunder, the Stockholder Representative will, promptly (and in any event within fifteen (15) business days) after receipt of notice of any such claim, suit or proceeding by a Company Stockholder, notify Parent of the commencement thereof.  The failure to so notify Parent of the commencement of any such claim, suit or proceeding will relieve Parent from liability only to the extent that such failure adversely affects the ability of Parent to defend its interests in such claim, action or proceeding.  Parent shall have the right and shall be given the opportunity, to assume and control the defense of such claim, suit or proceeding with counsel of its choice reasonably satisfactory to the Stockholder Representative so long as (i) Parent notifies the indemnified party in writing within 30 days after the indemnified party has given notice of such claim that Parent will indemnify the indemnified party from and against the entirety of any damages the indemnified party may suffer resulting from, arising out of, relating to, in the nature of, or caused by such claim, (ii) such claim involves only money damages and does not seek an injunction or other equitable relief, and (iii) Parent conducts the defense of such claim actively and diligently; provided, however that the Stockholder Representative, on behalf of the Company Stockholders, and its counsel (at the Company Stockholder’s expense) may participate in but not control the conduct of, all matters pertaining to the defense or settlement of such claim, suit or proceeding.  Whether or not Parent elects to assume such defense, the Stockholder Representative, on behalf of the Company Stockholders, shall not, except at its own cost, make any settlement with respect to any such claim, suit or proceeding without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).  The Stockholder Representative’s consent to the settlement of any such claim, suit or proceeding by Parent shall be required and shall not be unreasonably withheld or delayed, but such consent shall not be required if (or to the extent that) such settlement only requires the payment of a monetary amount and includes a full release of claims against the Company Stockholders and does not include a statement as to or admission of fault, culpability or failure to act by or on behalf of any Company Stockholder.

(d)           In the event any of the conditions in Section 11.6(c) above is or becomes unsatisfied, or if Parent has elected not to conduct the defense of the claim (i) the indemnified party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, such claim in any manner it may deem appropriate (and the indemnified party need not consult with or obtain any consent from, Parent, Merger Sub or any of their affiliates in connection therewith); provided that if (A) Parent has elected at the commencement of such claim not to conduct the defense of such claim, or (B) Section 11.6(c)(ii) of this Agreement is or becomes unsatisfied and the relief sought includes injunctive relief or an equitable remedy, and the indemnified party is therefore defending such claim, the indemnified party may not enter into any settlement with respect to such claim without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed) if such settlement would entitle the indemnified party to be paid monetary damages by Parent, (ii) Parent will reimburse the indemnified party promptly and periodically for the costs of defending against such claim (including attorneys’ fees and expenses), and (iii) Parent will remain responsible for any damages the indemnified party may suffer resulting from, arising out of, relating to, in the nature of, or caused by such claim to the fullest extent provided in this Article XI

11.7         Definition of Damages.  For purposes of this Article XI, the term “damages” shall mean the amount of any loss, claim, demand, damage, deficiency, assessment, judgment, remediation, cost or expense (including reasonable attorneys’, consultants’ and experts’ fees and expenses) actually incurred, less the sum of any amount recovered under an insurance policy carried by the party or parties seeking indemnification.  In the event the indemnifying party pays a claim and the indemnified party subsequently receives insurance proceeds with respect to such claim, the indemnified party shall pay the indemnifying party such insurance proceeds up to the amount actually paid by the indemnifying party.  The indemnified party shall be required to use its commercially reasonable efforts to seek and obtain such insurance proceeds as quickly as practicable.

11.8         Limitations.  Notwithstanding any of the provisions of the Article XI:

(a)           None of the parties to this Agreement nor any of their affiliates shall be entitled to indemnification under this Article XI until the aggregate amount of all Parent Claims or Company Claims, as the case may be, exceeds $300,000 at which time all Parent Claims or Company Claims, as the case may be, shall be subject to indemnification;

(b)           Any liability of the Company or the Company Stockholders for indemnity obligations under this Article XI arising out of the breach of their representations and warranties or otherwise for the breach of their obligations under this Agreement once the Closing is consummated shall be satisfied solely out of (i) the Escrow Shares (ii) payments due under the

Closing Notes, and (iii) the Deferred Cash Consideration by offset against any amounts otherwise payable; provided, however, that any Special Parent Claims shall not be subject to the limitations set forth in this Section 11.8(b); provided further that any Parent Claims not subject to the limitations set forth in this Section 11.8(b) shall be first satisfied against amounts payable under the Closing Notes, Deferred Cash Consideration and the Escrow Shares until the balance of the Closing Notes and such Deferred Cash Consideration and Escrow Shares are depleted; and

(c)           In no event will any indemnifying party be liable for consequential damages under this Article XI.

ARTICLE XII

GENERAL PROVISIONS

12.1         Amendment.  This Agreement may not be amended except by an instrument in writing signed by each of the Parties; provided, however, that for such purposes, (i) Parent may sign on behalf of Merger Sub, and (ii) the Stockholder Representative may sign on behalf of all Shareholders.

12.2         Waiver.  At any time prior to the Effective Time, any Party may (a) extend the time for the performance of any of the obligations or other acts of any other Party hereto or (b) waive compliance with any of the agreements of any other Party or with any conditions to its own obligations.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the Party making the waiver or granting the extension by a duly authorized officer.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

12.3         Assignment and Binding Effect.  Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Company without the prior written consent of Parent and Sunset or assigned by Parent without the prior written consent of Company; provided, however, in the event that the Sunset Merger Agreement is terminated without consummation of the Sunset Merger, Sunset may, without the consent of the Company, Parent, the Shareholders or Merger Sub, assign Parent and Merger Sub’s rights and obligations hereunder (other than any obligation of Parent or Merger Sub for any breach of this Agreement) to a reporting company under the Exchange Act having no operations or material liabilities whose stock is traded on the OTC Bulletin Board, Nasdaq or any national securities exchange (a “Shell”).  In the event of any such assignment by Sunset to a Shell, appropriate and proportionate adjustments to the number of Merger Shares and the Exchange Ratio shall be made so that the Shareholders receive shares of common stock of the Shell representing no less than the same ownership percentage as the Merger Shares would have represented of Parent had the Merger been completed on the terms contemplated by this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, transferees and assigns, and no other Person shall have any right, benefit or obligation hereunder.

12.4         Governing Law.  This Agreement shall be governed by, and construed in accordance with, the internal laws of State of California, without regard to the conflict of law provisions thereof, provided that the Merger of the Company with and into Merger Sub shall be effected in accordance with the applicable provisions of the Washington Corporation Law and the NRS.

12.5         Entire Agreement.  This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to the subject matter hereof, including, without limitation, the Letter of Intent.

12.6         Severability.  In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

12.7         Construction and Titles.  The titles, captions or headings of the Articles and Sections herein are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement has been negotiated between the parties hereto, and the language hereof shall not be construed for or against any party.  A reference herein to any section shall be deemed to include a reference to every subsection thereof.  All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as to the identity of the parties hereto may require.

12.8         Arbitration.  Any dispute arising out of this Agreement, or its performance or breach, shall be resolved by binding arbitration in Los Angeles, California under the Commercial Arbitration Rules (the “AAA Rules”) of the American Arbitration Association (the “AAA”).  This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U. S. C. Sections 1-14 as well as the AAA Rules.  The Parties agree that pursuant to Section 9 of the Federal Arbitration Act, a judgment of a United States District Court of competent jurisdiction shall be entered upon the award made pursuant to the arbitration.  A single arbitrator, who shall have the authority to allocate the costs of any arbitration initiated under this paragraph, shall be selected according to the AAA Rules within ten (10) days of the submission to the AAA of the response to the statement of claim or the date on which any such response is due, whichever is earlier.  The arbitrator shall be required to furnish to the parties to the arbitration a preliminary statement of the arbitrator’s decision that includes the legal rationale for the arbitrator’s conclusion and the calculations pertinent to any damage award being made by the arbitrator.  The arbitrator shall then furnish each of the parties to the arbitration the opportunity to comment upon and/or contest the arbitrator’s preliminary statement of decision either, in the discretion of the arbitrator, through briefs or at a hearing.  The arbitrator shall render a final decision following any such briefing or hearing.  The arbitrator shall conduct the arbitration in accordance with the Federal Rules of Evidence and the AAA Rules.  The arbitrator shall decide the amount and extent of the pre-hearing discovery which is appropriate.  The arbitrator shall have the power to enter any award of monetary and/or injunctive relief (including the power to issue permanent injunctive relief and also the power to reconsider any prior request for immediate injunctive relief by any Party and any order as to immediate injunctive relief previously granted or denied by a court in response to a request therefor by any Party), including the power to render an award as provided in Rule 43 of the AAA Rules.  The arbitrator shall have the power to award the prevailing party its costs and reasonable attorney’s fees; provided, however, that the arbitrator shall not award attorneys’ fees to a prevailing party if the prevailing party received a settlement offer unless the arbitrator’s award to the prevailing party is greater than such settlement offer without taking into account attorneys’ fees in the case of the settlement offer or the arbitrator’s award.  In addition to the above courts, the arbitration award may be enforced in any court having jurisdiction over the Parties and the subject matter of the arbitration.

12.9         Attorneys’ Fees.  Should any Party institute any action or proceeding to enforce any provision of this Agreement, including, without limitation, an action or proceeding for declaratory relief, damages by reason of an alleged breach of any provision of this Agreement, equitable relief or otherwise in connection with this Agreement, or any provision hereof, the prevailing Party shall be entitled to recover from the losing Party or Parties reasonable attorneys’ fees and costs for services rendered to the prevailing Party in such action or proceeding.

12.10       Multiple Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

12.11       Notices.  Unless applicable law requires a different method of giving notice, any and all notices, demands or other communications required or desired to be given hereunder by any Party shall be in writing.  Assuming that the contents of a notice meet the requirements of the specific Section of this Agreement which mandates the giving of that notice, a notice shall be validly given or made to another Party if served either personally or if deposited in the United States mail, certified or registered, postage prepaid, or if transmitted by telegraph, telecopy or other electronic written transmission device or if sent by overnight courier service, and if addressed to the applicable Party as set forth below.  If such notice, demand or other communication is served personally, service shall be conclusively deemed given at the time of such personal service. If such notice, demand or other communication is given by mail, service shall be conclusively deemed given seventy-two (72) hours after the deposit thereof in the United States mail.  If such notice, demand or other communication is given by overnight courier, or electronic transmission, service shall be conclusively deemed given at the time of confirmation of delivery.  The addresses for the Parties are as follows:

If to Parent, Merger Sub or Sunset:	Sunset Brands, Inc.
10990 Wilshire Boulevard
Suite 1220
Los Angeles, California 90024
Attention: Todd Sanders
Fax: (310) 478-4601

And (if prior to the Effective Time)

Cascade Sled Dog Adventures, Inc.
c/o Day & Campbell, LLP
2030 Main Street
Suite 1600
Irvine, CA 92614
Attention: Rowland W. Day II
Fax: (949) 553-1544

with a copy to:	Jeffer, Mangels, Butler & Marmaro LLP
1900 Avenue of the Stars, 10th Floor
Los Angeles, California 90067
Attention: Robert Steinberg, Esq.
Fax: (310) 203-0567

And (if prior to the Effective Time)

Caldwell R. Campbell, Esq.
Day & Campbell, LLP
2030 Main Street
Suite 1600
Irvine, CA 92614
Fax: (949) 553-1544

If to the Company Stockholders or the Stockholder Representative	To their addresses as set forth in the records of the Company

with a copy to:	Dan Langdon
11805 N. 99th St.
Ste. 1300
Vancouver, WA 98682
Fax: (360) 896-3411

If to Company:	Low Carb Creations, Inc.
11805 N. 99th St.
Ste. 1300
Vancouver, WA 98682
(360) 896-3411

with a copy to:	Robert W. Ives, Esq.
8906 NE 21st Ave.
Vancouver, WA 98665
Fax: (360) 576-0778

Any Party may change such Party’s address for the purpose of receiving notices, demands and other communications as herein provided, by a written notice given in the aforesaid manner to the other Parties.

12.12       Incorporation by Reference.  All Exhibits and Schedules attached hereto or to be delivered in connection herewith are incorporated herein by this reference

12.13       Consent as Stockholder; Waiver of Dissenter’s Rights.  Execution and delivery of this Agreement by a Shareholder shall constitute such Shareholder’s written consent as a shareholder of the Company (under Section 23B.07.040 of the Revised Code of Washington) to the Merger, the execution and delivery by the Company of this Agreement and the agreements and instruments contemplated hereby and the consummation of the transactions contemplated by this Agreement.  By signing below, each Shareholder acknowledges and agrees that (i) he or she has received a copy of Sections 23B.13.010 through 23B.13.310 of the Washington Corporation Law and (ii) is waiving any dissenter’s rights such Shareholder may have under the Washington Corporation Law.

[SIGNATURES CONTINUED ON NEXT PAGE]

IN WITNESS WHEREOF, each of Parent, Merger Sub and Company has caused this Agreement to be executed as of the date first written above by its officer thereunto duly authorized.

SUNSET BRANDS, INC., a Nevada corporation

By:	/s/ Todd Sanders
Todd Sanders, President

CASCADE SLED DOG ADVENTURES, INC., a Nevada corporation

By:	/s/ Rowland W.Day II
Rowland W. Day II, President

CASCADE LCC MERGER SUB, INC., a
Washington corporation

By:	/s/ Rowland W.Day II
Rowland W. Day II, President

/s/ Dan Langdon
Dan Langdon, individually and
as Stockholder Representative

SHAREHOLDERS:
/s/ Craig Adams
/s/ Cynthia Langdon		Craig Adams
Cynthia Langdon

/s/ Rebecca Adams
Rebecca Adams

/s/ Linda Langdon
Linda Langdon

/s/ Lauretta Minnick
Lauretta Minnick

LOW CARB CREATIONS, INC., a Washington corporation

By:	/s/ Dan Langdon
Dan Langdon, President

SUNSET HOLDINGS INTERNATIONAL, LTD. (solely with respect to the cancellation of shares contemplated by Section 8.11 of this Agreement)

By:	/s/ Todd Sanders
Todd Sanders, President